Exhibit 16(a)(1)(i)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 2)

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material pursuant to §240.14a-12

COMTEX NEWS NETWORK, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:
Common Stock, par value $0.01 per share

	2.	Aggregate number of securities to which transaction applies:
435,000

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$0.29

	4.	Proposed maximum aggregate value of transaction:
$126,150

	5.	Total fee paid:
$25.23

☐	Fee paid previously with preliminary materials:

☒
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:
$26.10

	2.	Form, Schedule or Registration Statement No.:
Schedule 13E-3

	3.	Filing Party:
Comtex News Network, Inc.

	4.	Date Filed:
February 5, 2010

625 N. Washington Street, Suite 301
Alexandria, Virginia 22314

April 7, 2010
Dear Fellow Stockholders:

You are cordially invited to attend a Special Meeting of Stockholders of Comtex News Network, Inc. (the “Company” or “Comtex”) to be held on June 2, 2010 at 11:00 a.m. (Eastern Time) at the Sheraton National Hotel, 900 South Orme Street, Arlington, Virginia 22204.

At this meeting, you will be asked to vote, in person or by proxy, on the following matters: (i) the election of two directors to the Company’s Board of Directors; (ii) a proposal to approve an amendment to the Company’s Certificate of Incorporation which would effect a reverse stock split pursuant to which each 1,000 shares of the Company’s outstanding common stock, par value $0.01 (“Common Stock”), will be converted into one share of Common Stock (with stockholders owning less than one share of Common Stock after giving effect to the reverse stock split receiving a cash payment of $0.29 per pre-split share) (the “Reverse Stock Split”); (iii) a proposal to approve an amendment to the Company’s Certificate of Incorporation which would permit actions of the Company’s stockholders to be taken by written consent; (iv) the ratification of the appointment of Turner, Stone & Co., LLP as the Company’s independent auditors; and (v) any other business as may properly come before the meeting.

The text of the proposed amendments to the Company’s Certificate of Incorporation referred to in items (ii) and (iii) above are set forth in the accompanying Proxy Statement. If item (ii) is approved and carried out as described, the Company will have fewer than 500 stockholders. The purpose of the amendment related to the Reverse Stock Split is to permit Comtex to terminate the registration of its Common Stock under the Securities Exchange Act of 1934, as amended, and cease being a reporting public company. In such event, the Common Stock will no longer be publicly traded, and the Company will no longer file certain periodic reports with the Securities and Exchange Commission as required under the Exchange Act.

The Board of Directors has fully reviewed and considered the terms and conditions of the proposed Reverse Stock Split (including the payment of cash in lieu of the issuance of fractional shares) and has unanimously determined that the transaction, taken as a whole, is fair to, and in the best interests of, the Company’s stockholders. Promptly following the completion of the Reverse Stock Split, the Company will send a form of letter of transmittal to all stockholders for their use in exchanging their stock certificates for cash and/or surrendering their old stock certificates in exchange for new stock certificates. Please do not send in your stock certificates until you receive the form of letter of transmittal.

Sincerely,

C.W. Gilluly, Ed.D. Chairman

Chip Brian President and CEO

Comtex News Network, Inc.

Notice of Special Meeting of Stockholders
June 2, 2010

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Special Meeting”) of Comtex News Network, Inc., a Delaware corporation (the “Company” or “Comtex”), is scheduled to be held on June 2, 2010 at 11:00 a.m. (Eastern Time), at the Sheraton National Hotel, 900 South Orme Street, Arlington, Virginia 22204 for the following purposes:

1.	To elect two directors to serve for a term expiring in 2013 and until their successors are duly elected and qualified;

2.
To approve an amendment to the Company’s Certificate of Incorporation which would effect a reverse stock split pursuant to which each 1,000 shares of the Company’s outstanding Common Stock, par value $0.01 (“Common Stock”), will be converted into one share of Common Stock (with stockholders owning less than one share of Common Stock after giving effect to the reverse stock split receiving a cash payment of $0.29 per pre-split share) (the “Reverse Stock Split”);

3.	To approve an amendment to the Company’s Certificate of Incorporation which would permit actions of the Company’s stockholders to be taken by written consent;

4.	To ratify the appointment of Turner, Stone & Co. LLP as independent auditors for the Company for fiscal year 2010; and

5.	To transact such other business as may properly come before the meeting and any adjournment thereof.

Only stockholders of record at the close of business on April 6, 2010 are entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. All stockholders are cordially invited to attend the Special Meeting in person. However, to assure your representation at the meeting, you are urged to download, complete, sign and date the proxy card and vote it promptly. Stockholders who have submitted a proxy card may revoke their proxy in writing, or by attending the meeting and voting in person.

Comtex is making the proxy materials available to its stockholders on the Internet on April 16, 2010. You may read, print and download the Company’s 2009 Annual Report on Form 10K and the Proxy Statement at http://www.amstock.com/proxyservices/viewmaterial/asp?conumber=01486. On April 16, 2010, the Company will mail a notice to its stockholders containing instructions on how to access the proxy materials online. In addition, ten days after mailing such notice, the Company will mail a proxy card and voting instructions to stockholders for voting their shares. On an ongoing basis, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this Proxy Statement or the transactions described in this Proxy Statement, passed upon the merits or fairness of the transactions described in this Proxy Statement, or passed upon the adequacy or accuracy of the disclosure in this Proxy Statement. Any representation to the contrary is a criminal offense.

FOR THE BOARD OF DIRECTORS

S. Amber Gordon Corporate Secretary

Alexandria, Virginia
April 7, 2010

Comtex News Network, Inc.

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

This Proxy Statement is furnished to the holders of Common Stock, par value $0.01 per share (“Common Stock”), of Comtex News Network, Inc., a Delaware corporation (the “Company” or “Comtex”), in connection with the solicitation on behalf of the Board of Directors of the Company (the “Board”) of proxies to be used at the Special Meeting of Stockholders (the “Special Meeting”), which will be held on June 2, 2010 at 11:00 a.m. (Eastern Time) at the Sheraton National Hotel, 900 South Orme Street, Arlington, Virginia 22204, or at any adjournment thereof, pursuant to the accompanying Notice of Special Meeting of Stockholders. The purposes of the Special Meeting and the related matters to be acted upon are set forth in the accompanying Notice of Special Meeting of Stockholders. The Board is not currently aware of any other matters that will come before the Special Meeting. In connection with the Reverse Stock Split (as defined below), the Company has filed with the Securities and Exchange Commission (the “SEC”) a Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) pursuant to Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the information contained in this Proxy Statement regarding the Reverse Stock Split.

Pursuant to SEC Notice and Access regulations, the Company has chosen to post all proxy materials on a public, independent Internet Website (the “Website”) and send the Company’s stockholders a notice (the “Notice”) specifying precisely where the materials are available and how to access them. If a stockholder wishes to receive printed copies of the materials, the instructions on how to request such materials are also contained in the Notice. Furthermore, the Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send such Notice to the beneficial owners of shares and will reimburse them for their expenses in so doing.

Revocability and Voting of Proxy

A form of proxy card (the “Proxy Card”) for use at the Special Meeting is posted on the Website, and can be downloaded and mailed to the address specified on the Proxy Card. Stockholders may revoke the authority granted by their execution of Proxy Cards at any time before their effective exercise at the Special Meeting by filing with the Corporate Secretary of the Company a written notice of revocation or a duly executed Proxy Card bearing a later date, or by voting in person at the Special Meeting. Shares of Common Stock represented by executed and unrevoked Proxy Cards will be voted in accordance with the instructions specified thereon. If executed Proxy Cards are returned to the Company with no provided instructions, the proxies intend to vote the shares of Common Stock represented thereby in favor of the nominee(s) for director set forth in Proposal No. 1 below, and to approve Proposals No. 2, 3 and 4 as set forth below and, as directed by the Board, on any other matters which may properly come before the Special Meeting.

Record Date, Quorum and Voting Rights

Only stockholders of record at the close of business on April 6, 2010 are entitled to notice of, and to vote at, the Special Meeting. As of March 12, 2010, 15,794,200 shares of Common Stock were issued and outstanding. This is the only class of shares authorized by the Company for which stock is outstanding. Each share of Common Stock is entitled to a single non-cumulative vote on all matters that may properly come before the Special Meeting. The holders of a majority of the votes of shares of Common Stock entitled to vote at the Special Meeting will constitute a quorum at the Special Meeting.

Under Delaware law, (i) a plurality of the votes cast at the Special Meeting is necessary to elect directors; (ii) the affirmative vote of a majority of the outstanding shares of Common Stock is required to approve amendments to the Company’s Certificate of Incorporation which would (a) effect a reverse stock split pursuant to which each 1,000 shares of the Company’s outstanding Common Stock will be converted into one share of Common Stock (with stockholders owning any fractional share of Common Stock after giving effect to the reverse stock split receiving a cash payment of $0.29 per pre-split share the conversion of which results in such post-split fractional share) (the “Reverse Stock Split”) and (b) permit actions of the Company’s stockholders to be taken by written consent; and (iii) the affirmative vote of a majority of the votes cast at the Special Meeting is required to ratify the appointment of Turner, Stone & Co. LLP as the Company’s independent auditors for the fiscal year 2010. With respect to the election of the nominees for directors, a “plurality” of the votes cast means that the two nominees who receive the highest number of properly cast votes will be elected as directors even if those nominees do not receive a majority of the votes cast. Broker “non-votes” and shares of Common Stock as to which a stockholder abstains from voting are included for the purposes of determining whether a quorum of stockholders is present at the Special Meeting. A broker “non-vote” occurs when a nominee holding shares of Common Stock for a beneficial owner does not have discretionary voting power with respect to a proposal set forth in this Proxy Statement and has not received voting instructions from the beneficial owner. Broker non-votes will not be counted in determining the number of votes cast in favor of the nominees for directors with respect to Proposal No. 2.  Brokers will not have discretionary voting power with respect to Proposal No. 2 or 3, so broker non-votes will have the same effect as a vote “against” Proposal No. 2 or 3.

Votes at the Special Meeting will be tabulated by Inspectors of Election appointed by the Company.

Important Information Regarding Beneficial Ownership and Record Ownership

If you hold your shares in “street name” (i.e., in a brokerage account), you are not considered to be the “record holder” of those shares. Instead, you are the “beneficial owner” of those shares and your broker is the “record holder.”  Your broker may be the “record holder” for you and many other “beneficial owners” of the Company’s Common Stock, and as a result may be the “record holder” of more than 1,000 shares of the Company’s Common Stock even if you are the “beneficial owner” of fewer than 1,000 shares of the Company’s Common Stock. As a “beneficial owner,” you are entitled to receive either post-split shares of Common Stock based on the 1-for-1,000 exchange ratio, a cash payment, or both, depending on the number of shares of Common Stock that you hold and based upon the information provided by your broker. Even though your broker is expected to provide the Company with information regarding the beneficial ownership positions that it holds, this information may result in calculations that affect the number of shares of Common Stock or the amount of cash in lieu of fractional shares that you receive in the Reverse Stock Split. If your broker holds more than 1,000 shares of Common Stock in the aggregate, depending on its policies and procedures, your broker may not be obligated to treat the Reverse Stock Split as affecting your shares and you may not receive cash for your fractional interests. Accordingly, if you hold shares in “street name” and you wish to ensure that your ownership position is accurately reported to the Company, you should instruct your broker to transfer your shares into a record account in your name immediately. If your broker does so, you would become both the “record holder” and the “beneficial owner” of your shares. Unless you instruct your broker accordingly, the Company cannot ensure that you will be paid cash in lieu of any fractional shares that are created by the Reverse Stock Split with respect to your shares.

STOCKHOLDER LIST

A list of stockholders entitled to vote at the Special Meeting will be available at the Company’s offices, located at 625 N. Washington Street, Suite 301, Alexandria, Virginia 22314, for a period of ten days prior to the Special Meeting for examination by any stockholder, and at the Special Meeting itself.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains certain statements about the Company’s expectations, beliefs, plans, objectives, assumptions, future events or performance that are not historical facts and may be forward-looking. These statements are often, but not always, indicated by the words “anticipate,” “estimate,” “plan,” “projects,” “believe,” “estimate,” “intend” and similar words and phrases. These statements are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include those described in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009, and in the Company’s other periodic filings with the SEC. These risks and uncertainties include, among other things, the consolidation of the Internet news market; competition with the Company’s markets; the financial stability of the Company’s customers; maintaining a secure and reliable news-delivery network; maintaining relationships with key content providers; attracting and retaining key personnel; the volatility of the Common Stock price; control of operating expenses; successful marketing of the Company’s services to current and new customers; the effect of the Reverse Stock Split and deregistration of the Common Stock on the Company’s customer relationships, operating results and business generally; the amount of cost savings the Company achieves as a result of the deregistering the Common Stock; and the failure of the Reverse Stock Split to be effected for any reason. All forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this Proxy Statement and the documents incorporated by reference herein.

SUMMARY TERM SHEET

The following is a summary of the material information regarding the Reverse Stock Split. For a more complete description of the terms and effects of the Reverse Stock Split, you are urged to read carefully the entire Proxy Statement and the documents that are attached as Annexes to the Proxy Statement.

●
After consideration of a number of factors, the Board unanimously approved a 1-for-1,000 reverse split of the Common Stock with a cash out of fractional interests. See “Special Factors—Purpose of, Alternatives to, Reasons for and Effects of the Reverse Stock Split—Purpose of the Reverse Stock Split,” “—Alternatives to the Reverse Stock Split,” “—Reasons for the Reverse Stock Split” and “Proposal No. 2—Background Events.”

●
In cashing out fractional shares, the Company expects to purchase approximately 435,000 pre-split shares of Common Stock at a price of $0.29 per pre-split share, for a total expenditure of approximately $126,150. The Company has sufficient cash available to make payments for all fractional shares, and intends to make such payments out of available working capital. See “Special Factors—Purpose of, Alternatives to, Reasons for and Effects of the Reverse Stock Split—Effects of the Reverse Stock Split—Effects on the Company.”

●
The approval of the Reverse Stock Split requires the approval of the majority of the votes entitled to be cast by holders of the outstanding shares of Common Stock. The Company has approximately 15,794,200 shares of Common Stock outstanding as of the record date; therefore, the approval of approximately 7,897,101 shares of Common Stock is required to approve the Reverse Stock Split. See “Special Factors—Fairness of the Reverse Stock Split—Approval of the Stockholders.”

●
The Reverse Stock Split will be effected by filing a Certificate of Amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware. See “Proposal No. 2—Proposed Language Amending the Company’s Certificate of Incorporation.”  The Company may elect to file an Amended and Restated Certificate of Incorporation instead of a Certificate of Amendment.

●
When the Reverse Stock Split becomes effective, if you hold at least 1,000 shares of Common Stock (a “Continuing Stockholder”), you will receive one share of post-split Common Stock for every 1,000 shares of Common Stock that you owned prior to the Reverse Stock Split. You will not be issued fractional shares for numbers of pre-split shares of Common Stock that are not divisible by 1,000; instead, you will receive a cash payment of $0.29 per pre-split share for those shares. You will no longer have any rights as a stockholder with respect to those shares for which you receive a cash payment. See “Special Factors—Purpose of, Alternatives to, Reasons for and Effects of the Reverse Stock Split—Effects of the Reverse Stock Split—Effects on Stockholders Holding 1,000 or More Shares of Common Stock.”

●
When the Reverse Stock Split becomes effective, if you hold fewer than 1,000 shares of Common Stock (a “Cashed-Out Stockholder”), you will receive a cash payment of $0.29 per pre-split share. You will no longer hold any shares of Common Stock, and will no longer have any rights as a stockholder with respect to those shares for which you receive a cash payment. See “Special Factors—Purpose of, Alternatives to, Reasons for and Effects of the Reverse Stock Split—Effects of the Reverse Stock Split—Effects on Stockholders Holding Fewer Than 1,000 Shares of Common Stock.”

●
When the Reverse Stock Split becomes effective, if you hold options to purchase shares of Common Stock, the number of shares of Common Stock subject to each outstanding option will be automatically decreased by a factor of 1,000, and the exercise price of each such outstanding option will be automatically increased by a factor of 1,000. Any vested option for fewer than 1,000 shares of pre-split Common Stock will be automatically converted into a right to receive a cash payment of $0.29 per pre-split share (less an amount equal to the exercise price of such option). Any unvested options for fewer than 1,000 shares of pre-split Common Stock, regardless of exercise price, will be cancelled in the Reverse Stock Split. See “Special Factors—Purpose of, Alternatives to, Reasons for and Effects of the Reverse Stock Split—Effects of the Reverse Stock Split—Effects on Option Holders.”

●
The Reverse Stock Split will have the same effect on directors, officers and affiliates of the Company as it does on all other unaffiliated stockholders, except that, because each director, officer and other affiliate of the Company holds more than 1,000 shares of Common Stock, no director, officer or affiliate of the Company will be completely cashed out, and each such person will own post-split shares of Common Stock. “Special Factors—Purpose of, Alternatives to, Reasons for and Effects of the Reverse Stock Split—Effects of the Reverse Stock Split—Special Effects on Affiliated Persons.”

●
As soon as practicable after the completion of the Reverse Stock Split, you will be asked to surrender any stock certificates representing cashed-out shares of Common Stock to the Company’s transfer agent. A letter of transmittal will be provided to you at that time for you to complete, sign and return to the Company’s transfer agent. You should allow for approximately five business days after mailing your certificates for the Company’s transfer agent to receive your information. Upon receipt of a properly completed letter of transmittal and your certificates, you should receive your cash payment within approximately seven to ten business days thereafter. The Company may also contact you after the Reverse Stock Split to issue new certificates representing post-split shares that you will continue to hold.

●
If you hold your shares in “street name” (such as a brokerage account), you are not considered to be the record holder of those shares. If your broker does not provide the Company’s transfer agent with accurate information regarding the beneficial ownership positions that it holds, you may not receive an accurate number of post-split shares of Common Stock or the cash payment to which you are entitled. Please see “Information Regarding Beneficial Ownership and Record Ownership” above.

●
When the Reverse Stock Split becomes effective, the Company will have fewer than 500 stockholders of record. Accordingly, the Company intends to terminate the registration of the Common Stock with the SEC. Upon termination of registration, the Company will no longer be required to file annual, quarterly or other reports with the SEC, and the Company will not be subject to applicable proxy rules. In addition, the shares of Common Stock will no longer be eligible for listing on the Over-the-Counter Bulletin Board of the Financial Institutions Regulatory Authority (the “OTCBB”). See “Special Factors—Purpose of, Alternatives to, Reasons for and Effects of the Reverse Stock Split—Purpose of the Reverse Stock Split” and “—Effects of the Reverse Stock Split—Effects on the Company.”

●
After the Reverse Stock Split, the Company expects its business and operations generally to continue as currently conducted. The Company does not currently plan to initiate any new operational or strategic projects or acquisitions, although it may take advantage of opportunities to expand organically or through acquisitions as such opportunities arise. See “Proposal No. 2—Conduct of the Company’s Business After the Reverse Stock Split.”

●
The receipt of post-split shares of Common Stock will not result in any gain or loss to you for federal income tax purposes. The receipt of cash for fractional shares of Common Stock will be a taxable transaction to you for federal income tax purposes and may be taxable for state, local, foreign and other tax purposes as well. You are urged to consult your personal tax advisor for an analysis of the effect of the Reverse Stock Split on your tax situation. See “Special Factors—Purpose of, Alternatives to, Reasons for and Effects of the Reverse Stock Split—Effects of the Reverse Stock Split—Federal Income Tax Consequences.”

●	You will not have appraisal rights in the event you dissent from the Reverse Stock Split. See “Proposal No. 2—No Dissenters’ Rights.”

●
The Company believes that the Reverse Stock Split is fair to all affiliated and unaffiliated stockholders of the Company, including those stockholders who will receive only cash in lieu of fractional shares and those stockholders who will continue as stockholders of the Company following the completion of the Reverse Stock Split. However, the Company urges stockholders to be aware that factual circumstances could change subsequent to the date of this Proxy Statement such that it might no longer be desirable or appropriate to effect the Reverse Stock Split. A change in circumstances could include a third party tender offer for the shares of Common Stock at a higher price, a merger opportunity which would result in a higher price to stockholders, and a material change in the Company’s business operations or financial condition that affects the Company’s ability to effect the Reverse Stock Split. If the Board elects to withdraw or modify the terms of the Reverse Stock Split, the Company will notify stockholders as soon as practicable.

QUESTIONS AND ANSWERS

The following are some questions about the Reverse Stock Split that may be raised by the Company’s stockholders, and answers to each of those questions. The answers to the questions below may not include all the information that is important to you. You are urged to read carefully the entire Proxy Statement.

Q:	What are some of the advantages of the Reverse Stock Split?

A:	The Company believes that the Reverse Stock Split may have the following advantages, among others:

●
The Company will reduce various costs and expenses, such as auditing and legal fess, filing fees and printing and mailing expenses, as a result of terminating its periodic filing and reporting obligations.

●	The Company’s management will be able to focus on long-term value, rather than on the short-term earnings that are often the focus of public reporting companies.

●
The Company will be able to better control the dissemination of certain business information to competitors, vendors and customers, whose interests may be significantly disparate from with those of the Company.

●	The Continuing Stockholders will continue to hold equity interests in the Company after the Reverse Stock Split.

●
The Cashed-Out Stockholders will receive a premium of approximately 30% over the average daily closing price per share of the Common Stock on the OTCBB for the ten trading days immediately preceding the date on which the Reverse Stock Split was first publicly announced.

See “Special Factors—Purpose of, Alternatives to, Reasons for and Effects of the Reverse Stock Split—Benefits of the Reverse Stock Split.”

Q:           What are some of the disadvantages of the Reverse Stock Split?

A:	The Company believes that the Reverse Stock Split may have the following disadvantages, among others:

●	The Company’s working capital or assets will be decreased to fund the costs of the transaction, including the cash payment in lieu of the issuance of fractional shares of Common Stock.

●	The Common Stock will no longer be registered with the SEC or traded on the OTCBB, resulting in reduced liquidity for the Continuing Stockholders.

●
The Continuing Stockholders will experience a reduced equity interest in the Company and a reduced participation in the Company’s potential future earnings or growth as a result of the receipt of cash in lieu of any fractional shares.

●	Less public information about the Company will be available after the Reverse Stock Split to the Continuing Stockholders.

●
The Cashed-Out Stockholders will not have an opportunity to sell their shares at a time and for a price of their choosing and will be unable to participate in any future earnings or growth of the Company.

●	The Company will experience the effective elimination of its already limited ability to access the public capital markets or to use the Common Stock as acquisition currency.

See “Special Factors—Purpose of, Alternatives to, Reasons for and Effects of the Reverse Stock Split—Detriments of the Reverse Stock Split.”

Q:	What are some of the factors that the Board considered in approving the Reverse Stock Split?

A:	The Board considered numerous factors in approving the Reverse Stock Split, including:

●	the Company’s direct and indirect costs in complying with the Exchange Act’s periodic filing and reporting requirements;

●	the Company’s belief that neither it nor its stockholders realize many of the benefits normally presumed to result from the Company’s publicly reporting status, including a liquid trading market;

●
the Company’s belief that it is not in a position to use its status as a public company to raise capital through sales of securities in a public offering in the future or to otherwise access the public markets to raise equity or debt financing;

●	the Company’s belief that the Reverse Stock Split will permit management to focus on long-term value, rather than on the short-term earnings;

●
the Company’s belief that upon the termination of its duty to file periodic reports with the SEC under the Exchange Act, the Company will be better able to control the dissemination of certain business information to competitors, vendors and customers;

●	the financial analyses of the Company’s management and the Special Transaction Committee used to determine the fair price to be paid in lieu of issuing fractional shares;

●
the Special Transaction Committee’s utilization of the “fair value” definition proscribed by Generally Accepted Accounting Principles (“GAAP”) to determine the fair price to be paid in lieu of issuing fractional shares;

●
the Board’s discussions and conclusions about the fairness of the price of $0.29 per pre-split share to be paid in connection with the Reverse Stock Split to the Company’s stockholders owning fewer than 1,000 shares of Common Stock at the time of the Reverse Stock Split and in lieu of fractional shares that would be issued to stockholders owning more than 1,000 shares of Common Stock at the time of the Reverse Stock Split; and

●
the recommendation of the Special Transaction Committee to the Board regarding the fairness from a financial point of view to the Company’s unaffiliated stockholders of a reverse split followed by a cash-out of fractional interests and its recommendation of a price to effect such a cash-out that is fair to such stockholders.

For a more comprehensive review of the factors considered by the Board, see “Special Factors—Fairness of the Reverse Stock Split—Factors Considered in Determining Fairness.”

Q:	Why does the Company wish to reduce the number of its stockholders of record to fewer than 500?

A:
If the Company has fewer than 500 stockholders of record, the Company is permitted to file a Form 15 with the SEC to terminate the registration of the Common Stock under the Exchange Act and thereby suspend the Company’s duty to file periodic reports with the SEC under the Exchange Act.

Q:           What will the effect of the Reverse Stock Split be on the Stockholders?

A:	The effect of the Reverse Stock Split on the Stockholders will be as follows:

●
If you are a Continuing Stockholder, you will own one share of Common Stock for every 1,000 shares of Common Stock that you owned prior to the Reverse Stock Split. You will not be issued fractional shares for numbers of pre-split shares of Common Stock that are not divisible by 1,000; instead, you will receive a cash payment of $0.29 per pre-split share for those shares that you own in excess of the highest multiple of 1,000 shares. For example, if you own 3,250 pre-split shares prior to the Reverse Stock Split, you would receive (i) three post-split shares, and (ii) cash in the amount of $72.50 (250 pre-split shares times $0.29 per pre-split share). You will no longer have any rights as a stockholder with respect to those shares for which you receive a cash payment. See “Special Factors—Purpose of, Alternatives to, Reasons for and Effects of the Reverse Stock Split—Effects of the Reverse Stock Split—Effects on Stockholders Holding 1,000 or More Shares of Common Stock.”

●
If you are a Cashed-Out Stockholder, you will receive a cash payment of $0.29 per pre-split share. You will no longer hold any shares of our Common Stock, and will no longer have any rights as a stockholder with respect to those shares for which you receive a cash payment. See “Special Factors—Purpose of, Alternatives to, Reasons for and Effects of the Reverse Stock Split—Effects of the Reverse Stock Split—Effects on Stockholders Holding Fewer Than 1,000 Shares of Common Stock.”

●
If you hold options to purchase shares of Common Stock immediately before the Reverse Stock Split becomes effective, the number of shares of Common Stock subject to each outstanding stock option will be automatically decreased by a factor of 1,000, and the exercise price of each such outstanding option will be automatically increased by a factor of 1,000. Any vested option for fewer than 1,000 pre-split shares of Common Stock will be automatically converted into a right to receive a cash payment of $0.29 per pre-split share (less an amount equal to the exercise price of such options). For example, if you hold an option to purchase 2,000 shares of Common Stock with an exercise price of $0.20 per share, after the Reverse Stock Split, you would hold an option to purchase two post-split shares of Common Stock with an exercise price of $200 per share. If you hold an option to purchase 700 shares of pre-split Common Stock with an exercise price of $0.20 per share, you would receive a cash payment of $63 (700 shares times ($0.29 - $0.20) per share). Any unvested options for fewer than 1,000 pre-split shares Common Stock, regardless of exercise price, will be cancelled in connection with the Reverse Stock Split. See “Special Factors—Purpose of, Alternatives to, Reasons for and Effects of the Reverse Stock Split—Effects of the Reverse Stock Split—Effects on Option Holders.”

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Stockholders holding Common Stock in “street name” (i.e., in a brokerage account) may be subject to special requirements and separate risks.  Please carefully review the information under “Important Information Regarding Beneficial Ownership and Record Ownership.”

Q:	What are the rights of the stockholders if the Company goes private?

A:
Continuing Stockholders will continue to have the rights afforded to stockholders in a private corporation in accordance with the Company’s Certificate of Incorporation and By-Laws and the Delaware General Corporation Law. Cashed-Out Stockholders will no longer have any rights as stockholders of the Company.

Q:	How will payment for shares be effected?

A:
Promptly following the completion of the Reverse Stock Split, the Company will send to all stockholders of record a form of letter of transmittal for use in sending Common Stock certificates to the Company’s transfer agent. Upon proper completion and execution of a letter of transmittal and its return to the transfer agent, together with Common Stock certificates, the stockholder will receive a new Common Stock certificate and/or cash in the amount to which the holder is entitled as a result of the Reverse Stock Split. Stockholders will be required to provide their Social Security or other taxpayer identification numbers (or in some instances additional information) to the Company’s transfer agent in connection with the Reverse Stock Split to avoid backup withholding requirements that might otherwise apply. The form of letter of transmittal will require each stockholder to deliver this information when he or she surrenders the Common Stock certificates following the effective date of the Reverse Stock Split (the “Effective Date”). Failure to provide this information may result in backup withholding. Please do not send your stock certificates to the Company’s transfer agent until after you have received the instructions.  See “Proposal No. 2—Exchange of Stock Certificates.”

Q:	What are the interests of the Company’s directors and executive officers in the Reverse Stock Split?

A:
The Company’s executive officers and directors own beneficially an aggregate of 4,138,386 shares, or approximately 24%, of the outstanding Common Stock, including currently exercisable options to purchase an aggregate of 1,447,800 shares of Common Stock. Each of these individuals holds shares or vested options exceeding 1,000 shares and will therefore retain shares of Common Stock or options to purchase shares of Common Stock immediately following the completion of the Reverse Stock Split. Most of these individuals will also receive cash payments in lieu of fractional shares. As a result of the Reverse Stock Split, it is expected that the percentage of ownership of outstanding shares of Common Stock of the Company held beneficially by the Company’s executive officers and directors as a group will increase from approximately 24% to approximately 24.6% after the completion of the transaction, based on the number of shares outstanding on March 12, 2010. See “Special Factors—Purpose of, Alternatives to, Reasons for and Effects of the Reverse Stock Split—Effects of the Reverse Stock Split—Special Effects on Affiliated Persons.”

Q:	What if I hold shares of Common Stock in “street name”?

A:
If you hold shares of Common Stock in “street name,” then your broker, bank or other nominee is considered the stockholder of record with respect to those shares and not you. Depending upon your nominee’s procedures, your nominee may not be obligated to treat the Reverse Stock Split as affecting your shares and you may not receive cash for your fractional interests. Accordingly, if you hold shares in “street name” and you wish to ensure that your ownership position is accurately reported to the Company, you should instruct your broker to transfer your shares into a record account in your name immediately.  See “Special Information Regarding Beneficial Ownership and Record Ownership.”

Q:	What if I hold 1,000 or more shares of Common Stock in the aggregate through multiple brokerage or record accounts or a combination of brokerage and record accounts, each with fewer than 1,000 shares?

A:
In the event that you hold a total of 1,000 or more shares of Common Stock, but these shares are divided up among multiple brokerage and/or record accounts, each with fewer than 1,000 shares, the Company’s transfer agent will attempt to contact you at the address the Company has on record or through your brokerage account to make the necessary arrangements to register and, where applicable, aggregate your positions. However, there can be no assurance that the transfer agent will be able to contact you or, where applicable, that our transfer agent will be able to successfully compare your holdings across multiple brokerage and/or record accounts. If you hold a total of 1,000 or more shares of Common Stock divided up among multiple brokerage and/or record accounts, each with fewer than 1,000 shares, you are urged to contact your broker immediately to make arrangements to register and/or consolidate your holdings or take such other steps as may be necessary in order to avoid processing delays after completion of the Reverse Stock Split and to avoid receiving fewer shares than you might be otherwise entitled to based upon your aggregate holdings. See “Special Information Regarding Beneficial Ownership and Record Ownership.”

Q:	Can the Board determine not to proceed with the Reverse Stock Split as currently contemplated?

A:
The Company may decide not to proceed with the Reverse Stock Split as currently contemplated, or to change certain of the terms of the Reverse Stock Split, if the Board determines that abandoning or changing the terms of the Reverse Stock Split is in the Company’s best interest and the best interest of the Company’s stockholders. If the Company decides not to proceed with the Reverse Stock Split, the Company anticipates that it will continue to operate its business as presently conducted. If the Company decides to change the terms of the Reverse Stock Split, you may receive additional materials describing the revised terms and soliciting your vote in favor of the revised terms. See “Proposal No. 2—Conduct of the Company’s Business After the Reverse Stock Split.”

Q:	What are the federal income tax consequences of the Reverse Stock Split to me?

A:
Generally, a stockholder receiving cash in exchange for his, her or its fractional shares in connection with the Reverse Stock Split will recognize capital gain or loss for United States federal income tax purposes. A Continuing Stockholder generally will not recognize any gain or loss for United States federal income tax purposes with respect to the portion of his, her or its pre-split shares that are exchanged for post-split shares of Common Stock. See “Special Factors—Purpose of, Alternatives to, Reasons for and Effects of the Reverse Stock Split—Effects of the Reverse Stock Split—Federal Income Tax Consequences.”  You are urged to consult with your personal tax advisor with regard to the individual tax consequences to you of the Reverse Stock Split.

Q:	What information will I be able to obtain about the Company if I continue to hold stock after the Reverse Stock Split?

A:
Following the completion of the Reverse Stock Split, the Company will become a private company with no legal obligation to provide periodic reporting information to its stockholders or the SEC. However, following the completion of the Reverse Stock Split the Company intends to provide its stockholders with basic information regarding the Company’s financial performance on an annual basis. The nature and the scope of such reporting (including whether such information is audited, the manner of the distribution of such information and whether such information may be provided on a more frequent basis) will be determined by the Company following the completion of the Reverse Stock Split.

Q:	What is the total cost of the Reverse Stock Split to the Company?

A:
The Company estimates that it will pay approximately $126,150 to cash out fractional shares as part of the Reverse Stock Split. In addition, the Company anticipates incurring approximately $59,300 in advisory, legal, financial, accounting, printing and other fees and costs in connection with the Reverse Stock Split. See “Special Factors—Purpose of, Alternatives to, Reasons for and Effects of the Reverse Stock Split—Effects of the Reverse Stock Split—Effects on the Company.”

Q:	What does the deregistration of the Common Stock mean?

A:
The Reverse Stock Split is expected to reduce the number of stockholders of record of the Company from approximately 518 to approximately 154. If the Reverse Stock Split is completed, the Company will terminate the registration of the Common Stock under the Exchange Act as soon as practicable. Upon termination of the Company’s periodic reporting obligations under the Exchange Act, the Common Stock will no longer be listed on the OTCBB, but may be eligible for listing and trading in the Pink Sheets® (a centralized quotation service that collects and publishes market maker quotations for securities). However, the completion of the Reverse Stock Split and the deregistration of the Common Stock under the Exchange Act will likely cause the trading market for shares of the Common Stock to be substantially reduced or eliminated. See “Special Factors—Purpose of, Alternatives to, Reasons for and Effects of the Reverse Stock Split—Effects of the Reverse Stock Split—Effects on the Company.”

Q:	Am I entitled to appraisal rights in connection with the Reverse Stock Split?

A:
You are not entitled to appraisal rights under Delaware law or under the Company’s Certificate of Incorporation or By-Laws in connection with the Reverse Stock Split. See Proposal No. 2—No Dissenters’ Rights.”

Q:	At what prices has the Company’s Common Stock traded recently?

A:
As of the date of this Proxy Statement, the Common Stock is traded on the OTCBB. From January 1, 2010, through February 5, 2010 (the date of the Company’s initial announcement of its intention to undertake the Reverse Stock Split), the closing price of the Common Stock ranged between $0.20 and $0.25 per share. Following the initial announcement on February 5, 2010, through the date of this Proxy Statement, the closing price of the Common Stock has ranged between $0.15 and $0.29 per share. See “Price Range of Common Stock; Dividends; Trading Volume.”

Q:	How is the Reverse Stock Split being financed?

A:
The Company will be solely responsible for the payment of the fees and expenses incurred in connection with the Reverse Stock Split. The Company will pay such fees and expenses out of available working capital. See “Special Factors—Purpose of, Alternatives to, Reasons for and Effects of the Reverse Stock Split—Effects of the Reverse Stock Split—Effects on the Company.”

Q:	Why is the Company seeking the ability to permit actions of the Company’s stockholders to be taken by written consent?

A:
The Board believes that allowing for actions of the Company’s stockholders to be taken by written consent to the extent authorized by Delaware law would allow the Company increased flexibility to act on corporate matters as events warrant, particularly following the Reverse Stock Split. See “Proposal No. 3.”

Q:	Does the Company currently have any plans to issue additional shares of capital stock?

A:
The Company does not currently have any definitive plans to issue additional shares of its capital stock. However, the Company reserves the right to do so at any time and from time to time at such prices and on such other terms and conditions as the Board determines to be in the best interest of the Company.  Such additional shares may be used for various purposes with stockholder approval, except as may be required by law or by the terms of any agreements to which the Company is a party. These purposes may include: raising capital; providing equity incentives to employees, officers or directors; establishing strategic relationships with other companies; expanding the Company’s business or product lines through the acquisition of other businesses or products; and other purposes. See “Proposal No. 2—Conduct of the Company’s Business After the Reverse Stock Split.”

Q:	Who can help answer my questions?

A.
If you have additional questions about the Reverse Stock Split, allowing the Company’s stockholders to take actions by written consent or any of the other disclosures in this Proxy Statement, you should contact S. Amber Gordon, the Corporate Secretary of the Company, at (703) 797-8011.

SPECIAL FACTORS

Purpose of, Alternatives to, Reasons for and Effects of the Reverse Stock Split

Purpose of the Reverse Stock Split

The purpose of the Reverse Stock Split is to reduce the number of stockholders of record of the Company to fewer than 500, which will allow the Company to terminate the registration of the Common Stock under the Exchange Act, thereby suspending the Company’s duty to file periodic reports with the SEC under the Exchange Act. If the number of record holders were reduced to fewer than 500, the Company would be eligible to deregister the Common Stock under the Exchange Act and would no longer be subject to the SEC periodic filing and reporting requirements imposed on public companies. The Company intends to achieve this result by acquiring for cash all fractional shares of Common Stock resulting from the Reverse Stock Split.

Alternatives to the Reverse Stock Split

The Board and the Special Transaction Committee have each concluded that the Reverse Stock Split is the most expeditious and economical alternative for changing the Company’s status from that of a public reporting company to that of a private non-reporting company. In making its recommendation to the Board, the Special Transaction Committee considered the feasibility of various alternative transactions, and ultimately rejected each alternative. The Board concurred in the Special Transaction Committee’s determinations. The alternatives considered are as follows:

Issuer Tender Offer

The Special Transaction Committee considered recommending that the Company make a cash tender offer to all the Company’s stockholders with a view to reducing the number of record stockholders to fewer than 500, but it ultimately determined the Reverse Stock Split to be preferable. The Special Transaction Committee believed that an issuer tender offer would not assure a reduction in the number of record holders to fewer than 500 because many small holders would not bother tendering their shares of Common Stock. The Special Transaction Committee further expected the cost of completing the issuer tender offer to be significant relative to the value of the shares of Common Stock sought to be purchased by the Company. In addition, an excessive number of tenders - something the Company could not control - could require the Company to expend a substantially greater amount of funds than otherwise necessary to achieve the Company’s objective. Purchasing on a pro rata basis only a specified portion of the shares of Common Stock tendered by each stockholder would be an inappropriate solution because this would not reduce the actual number of record holders. In contrast, the Reverse Stock Split does not share these uncertainties and has a high probability of allowing the Company to achieve its objective at a relatively fixed cost.

Traditional Stock Repurchase Program

The Special Transaction Committee considered the advisability of a plan for the Company periodically to repurchase shares of the Common Stock on the open market at then-current market prices. However, given the limited public trading activity in the Common Stock and the random self-selection of the selling stockholders in such transactions, it was thought highly unlikely that the Company could acquire the entire holdings of a sufficient number of record holders within any reasonable time frame or assured cost, if at all, to accomplish a going-private objective.

Odd-Lot Repurchase Program

The Special Transaction Committee considered the feasibility of a program by which the Company would offer to repurchase at a specified price all the shares of Common Stock held by any stockholder holding of record fewer than 100 shares. However, because stockholder participation would be entirely voluntary and therefore unpredictable, the Company could not be assured that enough eligible stockholders would sell their shares of Common Stock so as to cause the total number of holders of record to be reduced to below 500. Moreover, such a program, especially allowing for likely extensions of deadlines for responding, would likely entail a more protracted time frame and greater expense than that of the Reverse Stock Split.

Merger or Buy-Out of the Company

The Company has neither sought nor received any proposals from any persons for the merger or consolidation of the Company, or for the sale or other transfer of all or substantially all of the Company’s assets, or for the issuance of securities of the Company that would enable the holder thereof to exercise control of the Company. The Company did not seek any such proposals because such transactions are inconsistent with the purpose of the proposed transaction, which is the continued operation of the Company as a privately-held company for the benefit of its current stockholders. The Special Transaction Committee believed that implementation of the Reverse Stock Split would enable management to devote full time and attention to the Company’s business and result in a significant reduction in the Company’s expenses. This is expected, in turn, to enable the Company to improve its financial performance, which could result in increased stockholder value over time. The Special Transaction Committee was also concerned that exploring the sale of the Company could create an unstable environment for various employees whose commitment is critical key to the Company’s operations, thus potentially disrupting and adversely affecting the Company’s business and operations.

Maintaining the Status Quo

The Special Transaction Committee considered maintaining the status quo, in which case the Company would continue to incur the expenses of being a publicly reporting company without enjoying the benefits typically associated with public-company status. The Special Transaction Committee considered this alternative to be detrimental to the continued future success of the Company, and therefore to all of the Company’s stockholders, and accordingly determined that it was not in the best interest of the Company and its stockholders.

Reasons for the Reverse Stock Split

Significant Expenses Attendant to Being a Public Company

The Company incurs direct and indirect costs in complying with the Exchange Act’s periodic filing and reporting requirements imposed on public companies. The cost of this compliance has increased significantly with the implementation of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”). In addition, the Company pays substantially higher premiums for its directors’ and officers’ liability insurance policy as a public reporting company than it would if the Common Stock was not registered under the Exchange Act. The Company also incurs substantial costs as a result of, among other things, the Company’s management time expended in preparing and reviewing the Company’s periodic public filings. The Company believes that these costs have, and are expected to continue to have, a significant and adverse effect on the operations and financial performance of the Company.

The cost of administering each stockholder’s account and the amount of time spent by the Company’s management in responding to stockholder requests is the same regardless of the number of shares held in the account. Accordingly, the burden to the Company of maintaining many small accounts is disproportionately high when compared with the total number of shares involved. While the Company does have an employee whose responsibilities include managing investor relations, the executive officers are nevertheless called upon to regularly participate in preparing the Company’s responses to stockholder requests. This administrative burden distracts the Company’s management from allocating their time and energies to managing the Company’s operations and to strategic planning. The Company believes that it and its stockholders would significantly benefit from the elimination of the administrative burden and cost associated with the approximately 305 record stockholders accounts containing approximately 80,400 total shares of Common Stock.

The Company expects that, by deregistering the Common Stock under the Exchange Act and terminating the Company’s periodic filing and reporting obligations, it will benefit from savings in historical costs including (a) a reduction in auditing related fees; (b) a reduction in legal fees related to securities law compliance and the less complicated and extensive disclosure entailed by the Company’s private status; (c) the elimination of requisite filing fees for various periodic filing and reporting with the SEC; (d) the expected savings in fees and expenses of the Company’s transfer agent and others external service providers for postage, stock transfer and other administrative expenses to service public stockholders; (e) the lower printing and mailing costs attributable to the reduction in the number of the Company’s stockholders; and (f) the expected reduction in premiums for directors’ and officers’ liability insurance. In total, the Company expects to save in excess of $95,000 per year in expenses as a result of deregistering the Common Stock under the Exchange Act and terminating the Company’s periodic filing and reporting obligations. The foregoing estimate is based upon (i) the actual costs to the Company of the services and disbursements in each of the categories described above and (ii) the allocation to each category of the Company’s estimates of the portion of the expenses and disbursements in such category believed to be solely or primarily attributable to the Company’s periodic public reporting status. The actual savings the Company will realize from becoming a private company may be higher or lower than the foregoing estimate.

In some instances, the Company’s cost-saving expectations set forth above were based on information provided from external sources or upon verifiable assumptions. For example, the Company’s auditors have informally discussed a reduction in auditing fees if the Company ceases to be a public company. In addition, the costs associated with retaining legal counsel to assist with complying with the Exchange Act periodic reporting requirements will be eliminated if the Company no longer files reports with the SEC and is otherwise not required to comply with the disclosure requirements that apply to publicly reporting companies. Other estimates were more subjective and included the savings in transfer agent fees that could be expected due to (i) the reduction in the number of accounts to be handled by the transfer agent, (ii) the lower printing and mailing costs attributable to such a reduction, (iii) the less complicated disclosure required by the Company’s private status, and (iv) the reduction in direct miscellaneous clerical and other expenses (e.g., word processing and other internal charges associated with Exchange Act filings and the elimination of the charges imposed by brokers and banks to forward materials to beneficial holders of Common Stock).

In addition to these annual estimated cost savings, the completion of the Reverse Stock Split and subsequent deregistration of the Common Stock under the Exchange Act would enable the Company to experience significant cost savings by avoiding expected increases in operating expenses resulting from Sarbanes-Oxley and related regulations – specifically regarding implementation of Section 404 of Sarbanes-Oxley. These costs are expected to comprise (i) a one-time incremental cost of $50,000 or more in computer software and fees to external service providers for planning, assessment, documentation and testing to comply with the new internal-control audit requirements imposed by Section 404 of Sarbanes-Oxley and (ii) in excess of $25,000 in annual expenses thereafter.

By way of comparison, assuming that the Company will save approximately $95,000 in historical costs and $25,000 in anticipated future costs (by avoiding implementation of Section 404 of Sarbanes-Oxley) by deregistering the Common Stock under the Exchange Act and terminating the Company’s periodic filing and reporting obligations, such estimated total savings of $120,000 would have represented 1.9% of the Company’s revenue of $6,401,518 for the fiscal year-ended June 30, 2009, and 130.5% of the Company net income of $91,927 for the fiscal year-ended June 30, 2009, each as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

The Company expects the actual cost savings of being a non-reporting, private company to be greater than simply eliminating the estimated historical out-of-pocket costs. The legislative and litigation environment resulting from recent corporate governance abuses is expected to cause the costs, compliance burdens and potential liabilities of being a publicly reporting company to continue increasing in the near future. The Company believes it is likely to incur continued increased audit fees and other costs of compliance such as securities counsel fees, increased outside director fees and increased potential liability faced by the Company’s directors and executive officers.

Inability to Realize Benefits Normally Realized By Publicly Reporting Companies

The Company believes that neither it nor its stockholders realize many of the benefits normally presumed to result from the Company’s publicly reporting status. Though publicly-traded, there is a very limited trading market for the Common Stock, especially for sales of larger blocks of stock. The Company’s small public float and limited trading volume have restricted the stockholders’ ability to sell a significant number of their shares without impacting the trading price of the Common Stock. During the twelve months prior to the announcement of the proposed Reverse Stock Split on February 5, 2010, the average daily trading volume of the Common Stock was approximately 7,600 shares.

Furthermore, the Company does not believe itself to be in a position to use its status as a public company to raise capital through sales of securities in a public offering in the future or to otherwise access the public markets to raise equity or debt financing or to acquire other business entities using the Common Stock as the consideration for any such acquisition. The poor performance of the Common Stock in the public market has also been a detriment to attracting and retaining high quality employees because of the perceived negative image that a low stock price creates and the fact that stock options are not a meaningful method of compensation.

Operational Considerations

The Reverse Stock Split will permit the Company’s management to focus on long-term value, rather than on the short-term earnings that are often the focus of public reporting companies. With the Company privately held, the pressure imposed on it by the investing community to generate short-term earnings and to disclose strategic initiatives will no longer exist, and operating decisions can be made with a longer-term perspective.

In addition, the disclosures contained in the Company’s Exchange Act periodic filings, including information related to its business operations and financial condition, are available to the public and thus can be readily analyzed by various parties such as competitors, vendors and customers, whose interests may be significantly disparate from with those of the Company. Moreover, the Company does not have access to similar information concerning its competitors, many of which are private companies, thus aggravating the Company’s competitive disadvantage. Upon the termination of the registration of the Common Stock under the Exchange Act and the termination of the duty to file periodic reports with the SEC under the Exchange Act, the Company will be better able to control the dissemination of certain business information.

Conclusion

The Company believes its and its stockholders’ best interests would be served by eliminating the administrative burden and costs associated with maintaining the Company’s status as a public reporting company and its small stockholder accounts. The Company has proposed the Reverse Stock Split at this time to allow the Company to quickly cease incurring the expenses and burdens of being a public company (which are expected to increase in the future) and to quickly make available to holders of a fractional share of Common Stock (as a result of the Reverse Stock Split) a cash payment for reinvestment or other use.

Effects of the Reverse Stock Split

The following is a discussion of the effects of the Reverse Stock Split on the Company, its affiliates and unaffiliated stockholders. Other than as discussed under “—Special Effects on Affiliated Persons,” the Reverse Stock Split will have the same effect on unaffiliated stockholders as it does on affiliated stockholders. See “Executive Compensation—Beneficial Ownership of Common Stock” for additional information regarding ownership by the Company’s affiliates.

Effects on the Company

The Reverse Stock Split is expected to reduce the number of stockholders of record from 518 to 154. As of February 16, 2010, the number of outstanding shares of Common Stock was 15,794,200, and there were no shares of Preferred Stock outstanding. Based upon the Company’s best estimates, if the Reverse Stock Split had been completed as of February 16, 2010, the number of outstanding shares of Common Stock would have been reduced from 15,794,200 to approximately 15,360, the Company would have paid cash for approximately 435,000 shares and the number of record holders of Common Stock would have been reduced from 518 to approximately 154.

After the completion of the Reverse Stock Split, the Company will have 25,000,000 authorized shares of Common Stock, of which approximately 15,360 will be issued and outstanding. The fractional shares of Common Stock purchased by the Company will be cancelled and will become authorized but unissued stock of the Company.

Other than issuances pursuant to the exercise of outstanding employee stock options, the Company has no current plans, arrangements or understandings to issue any Common Stock. However, it reserves the right to do so at any time and from time to time at such prices and on such other terms and conditions as the Board determines to be in the best interest of the Company.

The Common Stock is currently registered under Section 12(g) of the Exchange Act, and the Company is accordingly subject to the periodic filing and reporting of the Exchange Act. As a result of the Reverse Stock Split, the Company will have fewer than 500 holders of record of its Common Stock and will be eligible to terminate the registration of its shares of Common Stock and suspend its obligation to continue periodic filing and reporting under the Exchange Act. Following the completion of the Reverse Stock Split, the Company intends to file a Form 15 with the SEC in order to terminate the registration of its shares of Common Stock and suspend its obligation to continue periodic filing and reporting under the Exchange Act. As a result of the reverse stock split, the Common Stock will no longer be quoted on the OTCBB. Upon termination of the Company’s periodic reporting obligations under the Exchange Act, the Common Stock may be eligible for listing and trading in the Pink Sheets® (a centralized quotation service that collects and publishes market maker quotations for securities), as described below. However, the completion of the Reverse Stock Split and the deregistration of the Common Stock under the Exchange Act will likely cause the trading market for shares of the Common Stock to be substantially reduced or eliminated.

The Company expects to purchase fractional shares totaling approximately 435,000 shares of its Common Stock at a price of $0.29 per share, for a total expenditure of approximately $126,150. The Company also expect to incur, and will be solely responsible for, the payment of the fees and expenses set forth in the table below in connection with the Reverse Stock Split. The Company intends to use available working capital to fund such purchases and to pay its fees and expenses related to the Reverse Stock Split.

Expenses of Purchase of Fractional Shares	$126,150
Legal Fees	25,000
Printing, Filing and Mailing Expenses	4,300
Transfer Agent Fees and Expenses	19,000
Information Agent Fees and Expenses	6,000
Miscellaneous	5,000
Total	$185,450

No outside person will be directly or indirectly retained, employed, retained or compensated to make solicitations or recommendations in connection with the Reverse Stock Split. S. Amber Gordon, the Corporate Secretary of the Company, will act as information agent for the Reverse Stock Split. She will receive no separate compensation for serving in such capacity. The Company’s transfer agent, American Stock Transfer & Trust Company LLC, will perform certain services in connection with the Reverse Stock Split, and will be paid customary fees and expenses for its services. Employees of the Company may perform administrative tasks in connection with the Reverse Stock Split, and they will be not be separately compensated for such services. The Company’s directors, officers and employees may also solicit proxies in person, by telephone or through other forms of communication, but these persons will not receive any additional compensation for the solicitations. The information agent, the transfer agent and the directors, officers and employees have not been authorized to make any solicitation or recommendation in or with respect to the Reverse Stock Split.

The Company’s accounting treatment of the Reverse Stock Split is not material.  The Reverse Stock Split will result in an addition to paid-in capital and a reduction to common stock. Assuming the Reverse Stock Split was effective as of June 30, 2009, the Company’s paid-in capital would have increased from $13,596,637 to $13,754,421, and Common Stock would have decreased from $157,942 to $158. This adjustment does not affect total stockholders’ equity, assets or liabilities, nor does it affect any item on the Company’s income statement or statement of cash flows.

The Reverse Stock Split is not expected to have any material tax consequences for the Company except that a substantial portion of the transaction expenses may not be deductible by the Company for federal and state income tax purposes.

Effects on Stockholders Holding Fewer Than 1,000 Shares of Common Stock

If the Reverse Stock Split is completed, Cashed-Out Stockholders:

-	Will not receive a fractional share of Common Stock in the transaction;

-	Will instead receive $0.29 in cash for each share of Common Stock held immediately prior to the Reverse Stock Split in accordance with the procedures described in this Proxy Statement;

-	Will have no further ownership interest in the Company and will therefore no longer be entitled to vote on matters presented to stockholders of the Company; and

-	Will not have to pay any service charges or brokerage commissions in connection with the Reverse Stock Split.

Cashed-Out Stockholders holding stock certificates representing their Common Stock will receive from the Company soon after the Effective Date a letter of transmittal containing instructions on how to surrender their current stock certificates to the Company’s transfer agent in exchange for their cash payments.

Effects on Stockholders Holding 1,000 or More Shares of Common Stock

If the Reverse Stock Split is completed, Continuing Stockholders:

-
Will receive (i) one share of Common Stock for each 1,000 shares of Common Stock held immediately prior to the Reverse Stock Split and (ii) $0.29 in cash for each share of Common Stock held immediately prior to the Reverse Stock Split exceeding 1,000 shares or a multiple of 1,000 shares owned, both in accordance with the procedures described in this Proxy Statement.

-	Will have a reduced equity interest in the Company and reduced participation in future potential earnings or growth as a result of the receipt of cash in lieu of any fractional shares;

-	Will, immediately following the completion of the Reverse Stock Split, be the only persons entitled to vote on matters presented to stockholders of the Company;

-
Will experience a reduction in liquidity with respect to the Common Stock as a result of (i) the termination of the registration of the Common Stock and (ii) the cessation of OTCBB trading of the Common Stock;

-
Will no longer have the same degree of access to financial and other information about the Company inasmuch as the Company will no longer be required to publicly file periodic reports with the SEC under the Exchange Act. Moreover, the executive officers of the Company will no longer be required to certify the accuracy of the financial information that is made available to the stockholders; and

-	Will have no preemptive or other preferential rights to purchase any Common Stock that may be issued in the future unless such rights are specifically granted to the stockholders.

Continuing Stockholders holding stock certificates representing their Common Stock will receive from the Company soon after the Effective Date a form of letter of transmittal containing instructions on how to surrender their current stock certificates to the Company’s transfer agent in exchange for certificates representing whole shares of Common Stock and any cash payments to which they are entitled in lieu of the issuance of fractional shares of Common Stock.

If the Company terminates the registration of the Common Stock under the Exchange Act, the Common Stock will not be eligible for trading on any securities market except the Pink Sheets®, and even this source of liquidity may not be available. In order for the Common Stock to be quoted in the Pink Sheets®, it will be necessary that one or more broker-dealers act as market makers and sponsor the Common Stock in the Pink Sheets®. Following completion of the Reverse Stock Split and in the absence of current information about the Company being filed under the Exchange Act, there can be no assurance that any broker-dealer will be willing to act as a market maker in the Common Stock. There is also no assurance that shares of the Common Stock will be available to be bought or sold after the Reverse Stock Split.

Effect on Option Holders

If the Reverse Stock Split is completed, the number of shares of Common Stock subject to each outstanding stock option will be automatically decreased by a factor of 1,000, and the exercise price of each such outstanding stock option will be automatically increased by a factor of 1,000. Any vested option for fewer than 1,000 shares of pre-split Common Stock will be automatically converted into a right to receive a cash payment of $0.29 per such share (less an amount equal to the exercise price), and will result in the elimination of any rights to acquire fractional shares of Common Stock. Each option for more than 1,000 shares will be adjusted so that the holder will own an option for 1/1,000th as many shares exercisable at a price 1,000 times the pre-split exercise price. Any unvested options for fewer than 1,000 shares of pre-split Common Stock, regardless of exercise price, will be cancelled in the Reverse Stock Split. The vesting schedule related to the options still outstanding after the Reverse Stock Split will remain unchanged.

Special Effects on Affiliated Persons

The Company’s executive officers and directors own beneficially an aggregate of 4,148,386 shares, or approximately 24.0%, of Common Stock, including currently exercisable options to purchase an aggregate of 1,447,800 shares of Common Stock. Each of these individuals holds shares or vested options exceeding 1,000 shares and will therefore retain shares of Common Stock or options to purchase shares of Common Stock immediately following the completion of the Reverse Stock Split. See “Special Factors—Fairness of the Reverse Stock Split—Special Effects on Affiliated Persons” and “Proposal 1 - Beneficial Ownership of Common Stock.”  None of the Company’s executive officers and directors has indicated to the Company that he or she intends to sell some or all of his or her shares of the Common Stock during the period between the public announcement of the Reverse Stock Split and the Effective Date. Moreover, none of the Company’s executive officers and directors has indicated his or her intention to divide his or her shares of Common Stock among different record holders with fewer than 1,000 shares in each account, so that the record holders, and therefore such directors and officers, would receive cash in lieu of fractional shares. Each of the Company’s executive officers and directors has indicated to the Company his or her intention to vote all their respective shares of Common Stock in favor of the Reverse Stock Split.

As a result of the Reverse Stock Split, assuming that no transfers described in the foregoing paragraphs are made, it is expected that the percentage of ownership of outstanding shares of Common Stock of the Company held beneficially by the Company’s executive officers and directors as a group will increase from approximately 24.0% to approximately 24.6% after the completion of the transaction, based on the number of shares outstanding on February 16, 2010. Neither the Company nor any executive officer, director, affiliate or subsidiary of the Company, or any of the Company’s pension, profit sharing or similar plans, has engaged in any transaction in the Common Stock during the past 60 days. The table below sets forth estimates of the shares of Common Stock and the cash payments in lieu of fractional shares to be received by directors, officers and other affiliates of the Company based on their estimated holdings as of February 16, 2010.

Affiliate	Current Beneficial Ownership		Percentage of Class (1)	Post-Split Beneficial Ownership		Post-Split Percentage of Class (2)	Cash Payment
Tepco Ltd.	3,669,924		23.2%	3,669		23.9%	$268
Peter H. Kamin	1,244,200		7.9%	1,244		8.1%	$58
Hanina and Amy Hibshoosh	970,725		6.1%	970		6.3%	$210
C.W. Gilluly, Ed.D., Chairman	2,537,506	(3)	15.7%	2,537	(3)	16.1%	$147	(3)
Erik Hendricks, Director	65,000	(4)	0.4%	65	(4)	0.4%	–
William J. Howard, Director	30,000	(5)	0.2%	30	(5)	0.2%	–
Robert J. Lynch, Jr., Director	30,000	(5)	0.2%	30	(5)	0.2%	–
Pieter VanBennekom, Director	20,000	(6)	0.1%	20	(6)	0.1%	–
Chip Brian, President and CEO	1,250,000	(7)	7.6%	1,250	(7)	7.5%	–
Kathy Ballard, VP Content	205,880	(8)	1.3%	205	(8)	1.3%	$111	(8)
Paul Sledz, Treasurer	–		–	–		–	–
All Directors and executive officers (8 persons)	4,138,386	(9)	24.0%	4,137	(9)	24.6%	$258

(1)             Based on 15,794,200 shares of Common Stock outstanding prior to the Reverse Stock Split.
(2)             Based on 15,360 shares of Common Stock outstanding subsequent to the Reverse Stock Split.
(3)             Includes 370,000 shares of Common Stock that may be acquired upon the exercise of vested options prior to the Reverse Stock Split and 370shares of Common Stock that may be acquired upon the exercise of vested options after the Reverse Stock Split. Cash payment assumes payment of $147 in lieu of 506 pre-split shares of Common Stock.
(4)             Includes 50,000 shares of Common Stock that may be acquired upon the exercise of vested options prior to the Reverse Stock Split, 50 shares of Common Stock that may be acquired upon the exercise of vested options after the Reverse Stock Split.
(5)             Includes 30,000 shares of Common Stock that may be acquired upon the exercise of vested options prior to the Reverse Stock Split and 30 shares of Common Stock that may be acquired upon the exercise of vested options after the Reverse Stock Split.
(6)             Includes 20,000 shares of Common Stock that may be acquired upon the exercise of vested options prior to the Reverse Stock Split and 20 shares of Common Stock that may be acquired upon the exercise of vested options after the Reverse Stock Split.
(7)             Includes 750,000 shares of Common Stock that may be acquired upon the exercise of vested options prior to the Reverse Stock Split and 750 shares of Common Stock that may be acquired upon the exercise of vested options after the Reverse Stock Split.
(8)             Includes 197,800 shares of Common Stock that may be acquired upon the exercise of vested options prior to the Reverse Stock Split and 197 shares of Common Stock that may be acquired upon the exercise of vested options after the Reverse Stock Split. Cash payment assumes payment of $23 in lieu of 80 pre-split shares of Common Stock and an aggregate payment of $88 for 800 options with an exercise price of $0.18 per share.
(9)             Includes 4,138,386 shares of Common Stock that may be acquired upon the exercise of vested options prior to the Reverse Stock Split and 1,447 shares of Common Stock that may be acquired upon the exercise of vested options after the Reverse Stock Split.

The three members of the Special Transaction Committee were paid a total of $1,000 in fees during fiscal 2009 and 2010 for having served on the Special Transaction Committee. These fees were in addition to director fees and fees for service on other committees of the Board.

Federal Income Tax Consequences

A summary of the federal income tax consequences of the Reverse Stock Split is set forth below. The discussion is based on present federal income tax law. The discussion is not, and should not be relied on as, a comprehensive analysis of the tax issues arising from or relating to the transaction. This summary does not purport to deal with all aspects of federal income taxation that may be relevant to a particular stockholder of the Company in light of such stockholder’s personal investment circumstances or to certain types of stockholders subject to special treatment under the Internal Revenue Code (the “IRC”) (including, financial institutions, broker-dealers, regulated investment companies, life insurance companies, tax-exempt organizations, foreign corporations and non-resident aliens). Stockholders are urged to consult their personal tax advisors for an analysis of the effect of the Reverse Stock Split based on their own tax situations, including consequences under applicable state, local or foreign tax laws.

The Company believes that the receipt of cash for a fractional share of Common Stock will be deemed a sale of the fractional share for income tax purposes and that the gain or loss to be recognized will be the difference between the amount of cash received for the fractional share and the stockholder’s tax basis in such fractional share. The gain or loss will generally be a short term or long term capital gain or loss, depending on the length of time the share of Common Stock was held.

The Company believes the combination of shares of Common Stock in the Reverse Stock Split will qualify as a recapitalization under Section 368 of the IRC to the extent that outstanding shares of existing Common Stock are combined into a reduced number of shares of Common Stock. Therefore, the combination of shares into fewer shares of Common Stock will result in neither the Company nor its stockholders recognizing any gain or loss for federal income tax purposes.

The shares of Common Stock to be issued to each Continuing Stockholder in the Reverse Stock Split will have an aggregate basis, for computing gain or loss, equal to the aggregate basis of the shares of existing Common Stock held by such stockholder immediately prior to the completion of the Reverse Stock Split, less the basis of any fractional shares for which he or she receives cash. A stockholder’s holding period for the shares of Common Stock will include the holding period prior to the Effective Date; provided, that such outstanding shares of existing Common Stock were held by the stockholder as a capital asset on the Effective Date.

Benefits of the Reverse Stock Split

The Company views the following issues as the principal benefits of the Reverse Stock Split:

-
The Company will benefit from the reduction of auditing and legal fees, the elimination of filing fees and the reduction in premiums for directors’ and officers’ liability insurance as a result of the termination of registration of the Common Stock with the SEC.

-	The Company will benefit from the reduction of various expenses related to stockholders services, such as transfer agent fees, and printing and mailing costs as a result of having fewer stockholders.

-
The Company’s management will be able to focus on long-term value as opposed to short-term earnings. In addition, the Company’s management will be able to focus on the Company’s operations without the distractions associated with the Company’s public company status.

-	The Company will eliminate the competitive disadvantage created by the requirement that it publicly disclose certain aspects of its business.

-	The Continuing Stockholders will own a larger percentage of the Company than they previously owned, and will continue to share in the Company’s growth and income.

-
The Cashed Out Stockholders will receive a premium of approximately 30% on the sale of their shares, based upon the average daily closing price of the Common Stock over the ten trading days prior to the date on which the Reverse Stock Split was first publicly announced.

Detriments of the Reverse Stock Split

The Company views the following issues as the main detriments of the Reverse Stock Split:

-
The Company’s working capital or assets will be decreased to fund (i) the cash payment in lieu of the issuance of fractional shares of Common Stock and (ii) the other costs associated with the transaction.

-	The Continuing Stockholders will experience reduced liquidity for their shares of Common Stock because the shares will no longer be registered with the SEC or traded on the OTCBB.

-
The Continuing Stockholders will also experience a reduced equity interest in the Company and a reduced participation in the Company’s potential future earnings or growth since most of these stockholders will also receive cash in lieu of fractional shares for a portion of their pre-split shares of Common Stock.

-
Less public information about the Company will be available after the Reverse Stock Split to the Continuing Stockholders because the Company will no longer be required to file periodic and other reports with the SEC. Moreover, the executive officers of the Company will have no further obligation to certify the accuracy of the financial information of the Company that is made available to the Continuing Stockholders.

-
The Cashed-Out Stockholders will not have an opportunity to sell their shares at a time and for a price of their choosing and will be unable to participate in any future earnings or growth of the Company.

-	The Company will experience the effective elimination of its already limited ability to access the public capital markets or to use the Common Stock as acquisition currency.

Fairness of the Reverse Stock Split

Fairness

The Company believes that the Reverse Stock Split is substantively and procedurally fair to all stockholders of the Company, including those stockholders who are not officers, directors or affiliates of the Company, and including all Cashed-Out Stockholders and Continuing Stockholders.

Factors Considered in Determining Fairness

The Company, the Board and the Special Transaction Committee believe that the Reverse Stock Split is in the best interests of the Company and is substantively and procedurally fair to the affiliated and unaffiliated stockholders of the Company, including both Cashed-Out Stockholders and Continuing Stockholders. The Board has unanimously approved the Reverse Stock Split and recommends its approval by the stockholders.

The Board appointed the Special Transaction Committee, comprised of three independent directors, to assist the Board in evaluating whether or not to effect the Reverse Stock Split and, if so, on what terms, including a fair price to be paid to stockholders in lieu of the issuance of fractional shares. The Special Transaction Committee also unanimously approved the Reverse Stock Split.

The Special Transaction Committee considered whether to retain a representative to negotiate the terms of the Reverse Stock Split on behalf of the unaffiliated stockholders or an independent financial advisor to perform an evaluation of the Common Stock and render an opinion as to the fairness of the price to be paid in lieu of the issuance of fractional shares. The Special Transaction Committee determined that, given the limited financial resources of the Company, the low trading volume of the Common Stock, and the recent low trading price of the Common Stock, the cost of retaining an unaffiliated representative or an independent financial advisor for such purposes outweighed the benefits to the Company’s affiliated and unaffiliated stockholders. Specifically, given that the recommended cash price included a substantial premium, the Special Transaction Committee determined that an unaffiliated representative would not have been able to negotiate a superior price, and that a fairness opinion from an independent financial advisor would not have provided any additional guidance with respect to the fairness of the Reverse Stock Split. Further, the Special Transaction Committee determined that the premium paid to the Cashed-Out Stockholders provided a fair current value for the fractional shares of Common Stock in exchange for the potential future value of those fractional shares foregone by the cash payment. Conversely, the Special Transaction Committee also determined that the cost to the Company (and correspondingly to the Continuing Stockholders) of the premium paid to the Cashed-Out Stockholders was not overly onerous given the Continuing Stockholders’ opportunity to share in the growth and profits of the Company on a going-forward basis.

The Board and the Special Transaction Committee considered requiring that the Reverse Stock Split be approved by the majority of the Company’s unaffiliated stockholders in addition to and separate from the approval of the majority of the outstanding Common Stock. Delaware law and the Company’s Certificate of Incorporation and Bylaws only require the approval of a majority of the shares entitled to vote in order to amend the Company’s Certificate of Incorporation. The Board and the Special Transaction Committee determined that following the requirements of Delaware law and the Company’s governing documents would embody good governance practices and create a process which was procedurally fair to all of the Company’s stockholders.

In order to determine the fair price to be paid in lieu of issuing fractional shares, the Board and the Special Transaction Committee utilized the “fair value” definition proscribed by GAAP: “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.”  This method of determining fair value was selected by the Company for several reasons:  (a) it is objectively determined by measurement of quantified factors, rather than by subjective valuation criteria; (b) it is market-based rather than entity-specific; and (c) the input information is the most reliable, since it is based on direct observations of transactions (i.e., quoted prices) rather than on unobservable data or a reporting entity’s own assumptions, which would provide less reliable data. The Company chose to use a multiple-trading-day-average-price to determine the fair value of the Common Stock.

  In applying the “fair value” definition proscribed by GAAP, the Special Transaction Committee primarily considered both the current market price and the historical market price of the Common Stock in determining the fairness of the transaction. The average daily closing price per share of the Common Stock on the OTCBB for the ten trading days immediately preceding the date on which the Reverse Stock Split was first publicly announced was $0.23 per share. The $0.29 cash consideration to be paid in lieu of the issuance of fractional shares represents a premium of (a) 30% over the average daily closing price per share for the Common Stock for the ten days preceding the date on which the Reverse Stock Split was first publicly announced; (b) 30% over the average daily closing price per share of the Common Stock during the 30 trading days prior to the date on which the Reverse Stock Split was first publicly announced; and (c) 93% over the one-year average market price of the Common Stock.

The Special Transaction Committee also considered, to a lesser extent, the net book value of the Company. Given the nature and value of the Company’s assets, the Special Transaction Committee determined that the net book value of the Company did not provide an accurate indicator of the value of the shares of Common Stock. Further, the net book value per share of the Common Stock was significantly lower than the average daily closing price per share of the Common Stock for the ten days preceding the date on which the Reverse Stock Split was first publicly announced. The Special Transaction Committee determined that the variance in the two values warranted a conservative approach in determining the premium to be paid to the Cashed-Out Stockholders. The table below sets forth the calculation for the net book value per share as considered by the Special Transaction Committee.

Net Book Value Per Share of Common Stock, as of:
	June 30, 2009 (audited)	September 30, 2009 (unaudited)	December 31, 2009 (unaudited)
Total Stockholders’ Equity	$1,953,344	$2,119,504	$1,993,444
Total Shares Outstanding	15,794,200	15,794,200	15,794,200
Net Book Value Per Share	$0.12	$0.13	$0.13

The Special Transaction Committee also considered, to a lesser extent, the going concern value and the liquidation value of the Company. The Special Transaction Committee determined that the going concern value of the Company, which in part relies upon comparing the Company to comparably situated companies, was a deficient method of determining the fairness of the Reverse Stock Split. The comparably situated companies to which the Company would be compared are generally global, well-financed, large-cap news and information providers (i.e., Bloomberg, News Corporation, and Thomson Financial) that bear little resemblance to a United States-only micro-cap news provider such as the Company. Accordingly, the Special Transaction Committee determined that reliance on the going concern value of the Company would provide limited value in determining the fairness of the Reverse Stock Split, particularly to Cashed-Out Stockholders. The Special Transaction Committee also determined that utilizing the liquidation value of the Company would have resulted in a significantly reduced price for the fractional shares, with such price making the Reverse Stock Split substantively unfair to the unaffiliated stockholders of the Company, particularly the Cashed-Out Stockholders.

Given the deficiencies in the going concern value, the liquidation value and the net book value methods in determining the fairness of the Reverse Stock Split, the Special Transaction Committee determined that it should give greater weight to the valuation methodologies that it considered the most reliable, principally the use of current and historical market prices of the Company’s Common Stock.

During the past two years, there were no repurchases of the Common Stock or firm offers for the stock or assets of the Company. Therefore, the Special Transaction Committee did not consider these factors in its determination of the fairness of the Reverse Stock Split.

Approval of Stockholders

The Reverse Stock Split must be approved by the holders of a majority of the outstanding shares of Common Stock. The Reverse Stock Split is not required to be approved separately by the majority of the Common Stock held by unaffiliated stockholders.

Unaffiliated Representative; Access to Information

The directors who are not employees of the Company have not retained an unaffiliated representative to act on behalf of unaffiliated stockholders for purposes of negotiating the terms of, or preparing a report concerning the fairness of, the Reverse Stock Split.

Security holders will be entitled to access to the Company’s corporate records in the manner permitted by Delaware law. The Company is making no special provision to grant unaffiliated security holders access to its corporate files or to allow unaffiliated security holders to obtain counsel or appraisal services at the expense of the Company.

Approval of Directors

The Board and the Special Transaction Committee, including all directors who are not employees of the Company, each unanimously approved the proposed amendments to the Certificate of Incorporation and the Reverse Stock Split.  No director dissented as to, or abstained from voting on, the Reverse Stock Split. The Board expressly adopted the discussion and analysis of the Special Transaction Committee as set forth in this section, “—Fairness of the Reverse Stock Split.”

Other Offers

The Company is not aware of any firm offer made by any unaffiliated person within the past two years regarding the merger or consolidation of the Company with or into any other company, the sale or other transfer of all or a substantial portion of the assets of the Company or a purchase of the Company’s Common Stock that would enable the purchaser to exercise control of the Company.

Reports, Opinions, Appraisals and Negotiations

Neither the Company nor any of its affiliates has received any report, opinion or appraisal from an outside party that is materially related to the Reverse Stock Split.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Pursuant to the Company’s Certificate of Incorporation, each member of the Board serves for a three-year term, and the Board is divided into three classes with terms expiring in successive years. The term of Mr. VanBennekom expires in 2010. In addition, there is a vacancy on the Company’s Board. Mr. Van Bennekom is being nominated for re-election to the Board and Mr. Brian is being nominated to fill the vacancy, in each case for the three-year term expiring in 2013.  Both nominees have consented to be named and have indicated their intent to serve on the Board, if elected.

Information regarding the nominees and directors is set forth below:

Name	Age	Office Held with Company
Nominees to Serve as Directors with Terms Expiring in 2013
Chip Brian	39	President and Chief Executive Officer
Pieter VanBennekom	64	Director
Directors with Terms Expiring in 2011
C.W. Gilluly, Ed.D.	64	Chairman
Erik Hendricks	66	Director
Directors with Terms Expiring in 2012
William J. Howard	62	Director
Robert J. Lynch, Jr.	76	Director

CHIP BRIAN, 39, has not previously served as a director of the Company. Mr. Brian was appointed Chief Executive Officer in November 2006, in addition to his role as President of the Company. He had been named President and Chief Operating Officer in May 2005 and served as Vice President, Operations since April 2004. Mr. Brian has extensive experience in providing operating management and technology solutions to companies in the financial services industry. From 2003 until 2004, he was the Manager, Product Operations Group for Nyfix Incorporated, where his responsibilities included providing management solutions for technicians serving the broker community on the floor of the New York Stock Exchange. From the end of 2000 until 2003, Mr. Brian was the Manager, Trading Support Operations for the BNY Brokerage division of The Bank of New York.

C.W. GILLULY, Ed.D., 64, has served as a director of the Company since 1992. He served as President from June 1992 until September 1997, as Chairman of the Board from June 1992 until December 2002 and from February 2004 until the present, as Vice-Chairman from December 2002 through June 2003 and as interim Chief Executive Officer from February 2004 until November 2006. Dr. Gilluly has served as Chairman of the Board and President of AMASYS Corporation and its predecessor, Infotechnology, Inc., since June 1992. Dr. Gilluly also served as a director of Analex Corporation until March 2003, and as a director of Mobile Nation, Inc., from October 2003 through June 2008.

WILLIAM J. HOWARD, 62, has served as a director of the Company since January 2003. Mr. Howard has extensive experience in journalism and is currently President of Visitors TV Network, the premiere producer of hotel and destination videos in the United States. Mr. Howard has also participated in real estate development and the restoration of historical sites. In Maryland, he has received Governor’s Citations from three different governors for his community service work, particularly in Talbot County.

ROBERT J. LYNCH, JR., 76, has served as a director of the Company since January 2003. Mr. Lynch has been President of American & Foreign Enterprises, Inc. (“AFE”), an investment firm, for more than 20 years. Among its many enterprises, AFE is partnered with Hochtief, A.G., Germany’s largest engineering/construction group. AFE has worked with international investment banks such as Goldman Sachs & Co., BV Bank of Munich and Citibank. Mr. Lynch has been a director of many public companies including AMASYS, Dames & Moore, Data Broadcasting Corporation, and Turner Construction Company. Mr. Lynch also serves as a director of IX Energy, a solar and renewable energy solutions provider.

ERIK HENDRICKS, 65, has served as a director of the Company since 1991. Now retired, Mr. Hendricks served as the Executive Director and Chief Operating Officer of the Pennsylvania Society for the Prevention of Cruelty to Animals, a non-profit humane society, for more than twenty five years.

PIETER VANBENNEKOM, 64, has served as a director of the Company since February 2004. Mr. VanBennekom has extensive experience in the news, information and publishing industries and has worked with Progressive Business Publications, Inc. (“PBP”) a diversified business information services publishing company, since 1994. He joined PBP as Senior Editor, became Group Publisher in 1996 and was promoted to Editorial Director, in 1998. Prior to joining PBP, Mr. VanBennekom worked with the worldwide wire service United Press International (“UPI”) for more than 20 years, where his final position was President and CEO.

Executive Officers

The following table contains information as of February 5, 2010 as to the executive officers of the Company who are not also directors of the Company:

Name	Age	Office Held With Company

Kathy Ballard	58	Vice President, Operations

Paul Sledz	52	Controller and Treasurer

Ms. Ballard’s career includes more than twenty years in various research and management positions in the information industry. She has been with Comtex since 1999, where she served as Director, Product Operations/Client Services until assuming her present position in 2004. Previously, she worked with LEXIS/NEXIS for more than twelve years, held positions in the education arena and worked with the New York Times Information Service.

Mr. Sledz joined Comtex in March 2007 as Controller and was appointed Treasurer in May 2007. Mr. Sledz has broad accounting and financial management experience, with both large corporations and entrepreneurial businesses. He came to the Company from General Dynamics, where he had been Finance Manager for an Information Systems division since 2005. Beginning in 2000, he served as the Manager of Corporate Planning and Budgeting for the Airline Tariff Publishing Company.

There are no family relationships among the directors or executive officers of the Company.

Meetings of the Board

The Board held a total of seven meetings during the Company’s fiscal year ended June 30, 2009. Each director attended in person or telephonically at least 80% of the meetings held.

Committees of the Board

The Audit Committee

The Audit Committee, which held five meetings during fiscal year 2009, is comprised of Messrs. Lynch, Howard and VanBennekom. The Audit Committee selects and engages the Company’s independent registered public accounting firm, reviews and evaluates the Company’s audit and control functions, reviews the results and scope of the audit and other services provided by the Company’s independent registered public accounting firm, and performs such other duties as may from time to time be determined by the Board. The Board has determined that Mr. Lynch is an “audit committee financial expert.”  Each of Messrs. Lynch, Howard and VanBennekom is an “independent director” as defined in Rule 5605 of the Marketplace Rules of NASDAQ.

Report of the Audit Committee of the Board of Directors

The Audit Committee has issued a report that states as follows:

We have reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2009;

We have discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61; and

We have received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and have discussed with the registered public accounting firm their independence.

Based on the review and discussions referred to above, we recommend to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

Submitted by the Audit Committee Robert J. Lynch, Jr., Chairman William J. Howard Pieter VanBennekom

The preceding report on Audit Committee procedures shall not be deemed incorporated by reference into any of the Company’s previous filings under the Securities Act or the Exchange Act which might incorporate filings made by the Company under those acts, nor will such report be incorporated by reference into any future filings made by the Company under those acts, except to the extent that the Company specifically incorporate this information by reference.

The Compensation Committee

The Compensation Committee of the Board, which held five meetings during fiscal year 2009, is comprised of Messrs. Howard, Hendricks, Lynch and VanBennekom. The Compensation Committee evaluates management’s recommendations and makes its own recommendations to the Board concerning the compensation of the Company’s executive officers. It is also responsible for the formulation of the Company’s executive compensation policy and the research, analysis and subsequent recommendation regarding the administration of the Company’s 1995 Stock Option Plan, which expired in October 2005, and the Company’s 2003 Stock Incentive Plan.

Compliance with IRC Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”) disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that such compensation, whether payable in cash or stock, exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance-based compensation paid to the Company’s executive officers for the 2009 fiscal year did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that any non-performance-based compensation payable to the executive officers for the 2009 fiscal year will exceed such limit. Because it is unlikely that the actual compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The Compensation Committee shall reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

The preceding report on executive compensation shall not be deemed incorporated by reference into any of the Company’s previous filings under the Securities Act or the Exchange Act which might incorporate filings made by the Company under those acts, nor will such report be incorporated by reference into any future filings made by the Company under those acts, except to the extent that the Company specifically incorporate this information by reference.

The Executive Committee

The Executive Committee of the Board, which held no meetings during fiscal year 2009, is comprised of Messrs. VanBennekom, Hendricks and Lynch. The Executive Committee is chartered to act in place of the full Board between Board meetings, if actions are required, and to fulfill the function of reviewing any initial merger and acquisition and/or partnering proposals.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board, which held no meetings during fiscal year 2009, is comprised of Messrs. Hendricks, Howard and VanBennekom. The Nominating and Corporate Governance Committee meets in order to evaluate and nominate candidates for membership to the Board and to serve as officers of the Company.

Executive Compensation

Summary Compensation Table

The following table sets forth information concerning all compensation paid or accrued by the Company to its Chief Executive Officer, Principal Financial Officer and the other executive officers who earned total compensation in excess of $100,000 during the fiscal year ended June 30, 2009:

Name and principal position	Year	Salary	Bonus	Stock awards	Option awards	Nonequity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation (4)	Total

Chip Brian (1) President and Chief Executive Officer	2009	$230,847	$94,630	$35,000	-	-	-	-	$360,477
	2008	213,062	168,888	-	-	-	-	-	381,950

Kathy Ballard (2) VP Content	2009	$121,549	-	-	-	-	-	-	$121,549
	2008	117,123	10,000	-	-	-	-	-	127,123

Paul Sledz (3) Controller/ Treasurer	2009	$116,860	-	-	-	-	-	-	$116,860
	2008	105,656	-	-	-	-	-	-	105,656

(1)	Mr. Brian was appointed Vice President, Operations in April 2004 and was appointed President and Chief Operating Officer in May 2005, and President and CEO in November 2006.
(2)	Ms. Ballard was appointed Vice President of Content in May 2004.
(3)	Mr. Sledz was appointed Treasurer in May of 2007.
(4)	In the fiscal years ended June 30, 2009 and 2008, there were no perquisites exceeding $10,000 for the above referenced years.

Agreements with Executives

On October 31, 2008, Comtex entered into a new employment agreement (the “Employment Agreement”) with its President and Chief Executive Officer, Chip Brian (the “Officer”). The Employment Agreement is for a two-year term, effective October 1, 2008, and may be extended by written agreement between the parties. The Officer will receive an annual base salary of $235,000, to be increased to $250,000 on October 1, 2009. The Officer is eligible for annual and incentive bonuses, and is eligible to participate in Company-sponsored employee benefit plans.

The Officer owned an option to purchase 750,000 shares of Common Stock (the “Option”) granted under the Company’s option plans, the exercise price of which was significantly higher than the current trading price of shares of the Company’s Common Stock. Pursuant to the Agreement, the Officer forfeited the Option in exchange for a grant of 500,000 shares of unregistered Common Stock, effective as of December 3, 2008.

Under the Agreement, upon the Officer’s termination for any reason other than for cause or voluntarily by the Officer without good reason during the one-year period subsequent to an occurrence of a “change in control” (as defined in the Employment Agreement), the Company shall pay the Officer a cash lump sum equal to the greater of his annual base salary or the remainder of the salary due for the term of the Employment Agreement. The Employment Agreement also contains non-competition and non-solicitation provisions.

Stock Option Grants

There were no stock options granted during the fiscal year ended June 30, 2009. No stock options were exercised during the fiscal year ended June 30, 2009.

Outstanding Equity Awards at Fiscal Year End

	Option awards
Name and principal position	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options	Option exercise price	Option expiration date

Chip Brian	250,000	-	-	$0.18	7/15/2014
President and Chief Executive Officer	250,000	-	-	0.12	7/16/2014
	250,000	-	-	0.17	5/20/2015

Kathy Ballard VP Content	8,000	-	-	$0.45	10/1/2011
	9,000	-	-	0.52	1/2/2012
	15,800	-	-	0.18	3/12/2013
	15,000	-	-	0.16	3/19/2014
	75,000	-	-	0.18	7/15/2014
	75,000	-	-	0.34	9/25/2015
Paul Sledz Treasurer	--	-	-	-	-

There were no outstanding stock awards at the end of fiscal 2009.

Stock Option Plans

In October 1995, the Board approved the Comtex News Network, Inc. 1995 Stock Option Plan (the “1995 Plan”), which was approved by stockholders in December 1995. In July 2003, the Board approved the Comtex News Network, Inc. 2003 Incentive Stock Plan, which was approved by stockholders in October 2003. The plans provide for the issuance of incentive stock options (within the meaning of Section 422 of the IRC) and non-qualified stock options and stock awards in order to recruit and retain key employees, consultants and directors. The 1995 Plan has expired and the Company currently has no plan to renew it or replace it with a new stock option plan.

Compensation of Directors

The following table discloses total compensation paid to the Company’s directors for the fiscal year ended June 30, 2009

Director Compensation
Name	Fees earned or paid in cash	Stock awards	Option awards	Non-equity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation	Total
C.W. Gilluly(1)	$39,282	-	-	-	-	-	$39,282
Erik Hendricks(2)	$9,000	-	-	-	-	-	$9,000
William J. Howard(2)	$9,500	-	-	-	-	-	$9,500
Robert J. Lynch, Jr.(2)	$9,000	-	-	-	-	-	$9,000
Pieter VanBennekom(2)	$9,500	-	-	-	-	-	$9,500

(1)	Dr. Gilluly is paid a salary by the Company, but is not compensated for Board Meetings
(2)	All amounts represent fees paid for Board Meetings.

Non-employee members of the Board are paid a fee of $1,000 per meeting attended. Members of Board Committees are paid an additional fee of $500 per Committee Meeting, but only if such meeting is held on a different day than the Board Meeting.

Dr. Gilluly is employed as Chairman of the Company, through June 30, 2010, for an annual salary of $60,000.

Compensation Committee Interlocks and Insider Participation

None.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Persons and groups who beneficially own in excess of 5% of the Common Stock are required to file certain reports with the SEC regarding such ownership. Based on these reports, the following table sets forth, as of February 16, 2010, the shares of Common Stock beneficially owned by persons who beneficially own more than 5% of the Company’s outstanding shares of Common Stock.

Beneficial Ownership of Common Stock

The following table sets forth information as of February 16, 2010 regarding the beneficial ownership of shares of Common Stock, of (i) each person known to the Company to be the beneficial owner, within the meaning of Section 13(d) of the Exchange Act, of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table (see “Executive Compensation” above), and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, the address of each named beneficial owner is c/o Comtex News Network, Inc., 625 N. Washington Street, Suite 301, Alexandria, Virginia 22314. Except to the extent indicated in the footnotes, each of the beneficial owners named below has sole voting and investment power with respect to the shares of Common Stock listed.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Class (1)
Tepco Ltd. The Continental Building 25 Church Street, Hamilton HM 12, Bermuda	3,669,924		23.2%
Peter H. Kamin One Avery Street, Boston, MA 02111	1,244,200		7.9%
Dr. and Mrs. Hanina and Amy Hibshoosh 560 Riverside Dr., New York, NY 10027	970,725		6.1%
C.W. Gilluly, Ed.D., Chairman	2,537,506	(2)	15.7%
Erik Hendricks, Director	65,000	(3)	*
William J. Howard, Director	30,000	(4)	*
Robert J. Lynch, Jr., Director	30,000	(4)	*
Pieter VanBennekom, Director	20,000	(5)	*
Chip Brian, President and CEO	1,250,000	(6)	7.6%
Kathy Ballard, VP Content	205,880	(7)	1.3%
Paul Sledz, Treasurer and Controller	–		–

All Directors and executive officers as a group (8 Persons)	4,138,386	(8)	24.0%
	*Less than 1%

(1)
Beneficial ownership is direct and no shares are pledged as collateral unless otherwise indicated. Percentage of Class is based on 15,794,200 shares of common stock outstanding as of February 16, 2010.

(2)
Includes 370,000 shares of Common Stock that may be acquired upon the exercise of vested options granted under the Comtex News Network, Inc. 1995 Stock Option Plan and the 2003 Stock Option Plan, and 2,167,506 shares of Common Stock held jointly by Dr. Gilluly and his spouse.

(3)	Includes 50,000 shares of Common Stock that may be acquired upon the exercise of vested options granted under the Comtex News Network, Inc. 1995 Stock Option Plan.
(4)	Includes 30,000 shares of Common Stock that may be acquired upon the exercise of vested options granted under the Comtex News Network, Inc. 1995 Stock Option Plan.
(5)	Includes 20,000 shares of Common Stock that may be acquired upon the exercise of vested options granted under the Comtex News Network, Inc. 1995 Stock Option Plan
(6)	Includes 750,000 shares of Common Stock that may be acquired upon the exercise of vested options granted under the Comtex News Network, Inc. 1995 Stock Option Plan.
(7)	Includes 197,800 shares of Common Stock that may be acquired upon the exercise of vested options granted under the Comtex News Network, Inc. 1995 Stock Option Plan.
(8)	Includes 1,447,800 shares of Common Stock that may be acquired upon the exercise of vested options granted under the Comtex News Network, Inc. 1995 Stock Option Plan and the 2003 Stock Option Plan.

Independent Directors

The Board has determined that all of its current directors and the nominees are “independent” as defined in the NASDAQ corporate governance listing standards except for C.W. Gilluly due to his position as an employee of the Company and Chip Brian due to his position as President and Chief Executive Officer of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE ELECTION OF THE DIRECTORS NAMED AS THE NOMINEES.

PROPOSAL NO. 2

 APPROVAL OF AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF
INCORPORATION TO EFFECT A 1-FOR-1,000 REVERSE STOCK SPLIT

Please refer to the section captioned “Special Factors” for a discussion of important information regarding the proposed 1-for-1,000 Reverse Stock Split, including a discussion of the purpose and reasons for the Reverse Stock Split, alternatives considered by the Board, the effects of the Reverse Stock Split on the Company and its stockholders, and the Board’s determination of the fairness of the Reverse Stock Split to the stockholders of the Company. You are urged to consider the information contained set forth under “Special Factors” along with the information in this section before deciding to vote your shares.

Background Events

Various factors during the last five years, principally changes in marketplace circumstances and a continued contraction in the Company’s business, have necessitated a re-evaluation of the Company’s manner of doing business. During this time, the Company implemented a long-term strategy, which included rebuilding the senior management team, developing new products, discontinuing non-core products, launching an intensive program of distributor contact and support, introducing product-pricing programs, streamlining its asset base, simplifying its technology platforms and generally reducing overhead in various areas.

During the current stage of this business consolidation and expansion program, the Board recognized that a significant number of stockholders owned fewer than 1,000 shares each and that practically no public market exists for the Common Stock. Further, in that context the Board began to consider whether, on balance, it was necessary or desirable for the Company to remain a public company.

The Board created a Special Transaction Committee, in 2004, to consider and recommend to the Board as to the advisability, from the Company’s standpoint and that of its stockholders, of the Company terminating the registration of its stock under the Exchange Act and becoming a privately held entity. If the Special Transaction Committee advised in favor of such action, it was further charged to recommend to the Board a suitable plan to achieve this result.

The Special Transaction Committee consists of three of the Company’s independent directors: William J. Howard (Chairman), Erik Hendricks and Pieter VanBennekom. The remaining directors not appointed to the committee are C.W. Gilluly, who is an employee of the Company, and Robert J. Lynch, Jr., who was formerly an affiliate of the Company.

At various times over the last several years, the Special Transaction Committee considered the advisability of the Company’s going private and of achieving this result through the Reverse Stock Split. It also considered the appropriate terms of the transaction, including determining a fair cash price for fractional shares of Common Stock. In February 2010, the Special Transaction Committee presented the Board with its unanimous recommendation to implement the Reverse Stock Split. The Special Transaction Committee’s recommendation of a fair price to be paid in lieu of the issuance of fractional shares of Common Stock was based on the closing prices of the Common Stock for the ten trading days preceding the filing of the Preliminary Proxy Statement with the SEC on February 5, 2010.

At a meeting held on February 3, 2010, the Board considered the recommendation of the Special Transaction Committee, and the Board adopted the recommendations of the Special Transaction Committee, which comprise the major terms of the Reverse Stock Split described in this Proxy Statement. The Board adopted resolutions approving the Reverse Stock Split, but deferred the fixing of a definitive price to be paid in lieu of the issuance of fractional shares of Common Stock until the filing of the Preliminary Proxy Statement with the SEC. The Board approved 1-for-1,000 as an appropriate conversion ratio for the Reverse Stock Split to result in the Company’s having fewer than 500 stockholders of record immediately following completion of the transaction. At a meeting held on February 3, 2010, the Board approved a definitive price of $0.29 per share for the purchase of fractional shares.

Exchange of Stock Certificates

Stockholders should not send their stock certificates to the Company. Stockholders should send them to the Company’s transfer agent only after they have received the form of letter of transmittal from the Company. This will be mailed as soon as practicable after the Reverse Stock Split is complete.

Promptly following the completion of the Reverse Stock Split, the Company’s transfer agent will send to all stockholders of record a form of letter of transmittal for use in transmitting Common Stock certificates to the Company’s transfer agent. Upon proper completion and execution of a letter of transmittal and its return to the transfer agent, together with Common Stock certificates, the stockholder will receive a new Common Stock certificate and/or cash in the amount to which the holder is entitled as a result of the Reverse Stock Split. After the completion of the Reverse Stock Split and until surrendered, each outstanding Common Stock certificate held by a stockholder of record who held fewer than 1,000 shares of Common Stock prior to the completion of the Reverse Stock Split will be deemed for all purposes to represent only the right to receive the amount of cash to which the holder is entitled to receive pursuant to the Reverse Stock Split.

In connection with the Reverse Stock Split, the Common Stock will be identified by a new CUSIP number, which will appear on all newly issued certificates representing shares of Common Stock. After the Effective Date, each certificate representing shares of Common Stock that were outstanding immediately prior to the Effective Date and that were held by a stockholder of record of more than 1,000 shares immediately prior to the completion of the Reverse Stock Split, until surrendered and exchanged for a new Common Stock certificate, will be deemed for all corporate purposes to evidence ownership of 1/1,000th of the number of shares of Common Stock set forth on the face of the Common Stock certificate, rounded down to the nearest whole share of Common Stock, plus the right to receive the amount of cash to which the holder is entitled with respect to holdings not evenly divisible by 1,000 pursuant to the Reverse Stock Split. Any stockholder desiring to receive a new Common Stock certificate bearing the new CUSIP number can do so at any time after the Effective Date in accordance with instructions set forth in the form of letter of transmittal or otherwise by contacting the Company’s transfer agent as set forth in the form of letter of transmittal for surrendering his or her old Common Stock certificates. After the Effective Date, an old Common Stock certificate presented to the Company’s transfer agent in settlement of a trade will be exchanged for a new Common Stock certificate bearing the new CUSIP number.

No service charges or brokerage commissions will be payable by the Company’s stockholders in connection with the Reverse Stock Split. The Company will not pay any interest on any cash amounts payable to its stockholders as a result of the Reverse Stock Split.

The fractional shares of Common Stock for which the Company pays cash in the Reverse Stock Split will be adjusted on a 1-for1,000 basis and such adjusted shares of Common Stock will be cancelled and thereafter become authorized but unissued shares of Common Stock. The Company’s repurchase of the fractional shares of Common Stock will be considered a purchase and retirement of its own Common Stock. The purchase will be treated as a reduction of stockholders’ equity.

Proposed Language Amending the Company’s Certificate of Incorporation

The following is the text of a new paragraph in Article FOURTH of the Company’s Certificate of Incorporation substantially as it is proposed to be amended by filing a Certificate of Amendment to the Certificate of Incorporation with the Delaware Secretary of State to effect the Reverse Stock Split:

“Effective at 11:59 p.m., Delaware time, on the date of filing of this Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of Delaware (the “Effective Time”), each 1,000 shares of Common Stock of the Corporation then issued and outstanding will be automatically reclassified as and changed into one share of Common Stock, without any change to par value (such transaction, the “Reverse Stock Split”). If immediately prior to the Reverse Stock Split a stockholder holds less than 1,000 shares of Common Stock or a number of shares of Common Stock that is not evenly divisible by 1,000, the Corporation will make a cash payment at the rate of $0.29 (the “Purchase Price”) for each fractional share of Common Stock immediately following the completion of the Reverse Stock Split. Upon completion of the Reverse Stock Split:

(i)  each stockholder of record holding less than 1,000 shares of Common Stock immediately prior to the completion of the Reverse Stock Split will have only the right to receive cash based upon the Purchase Price, and the equity interest of each such stockholder in the Corporation will be terminated and shall no longer confer on such stockholder any further right to vote as a stockholder or share in the Corporation’s assets, earnings or profits following the completion of the Reverse Stock Split; and

(ii) each such stockholder of record holding 1,000 or more shares of Common Stock immediately prior to the completion of the Reverse Stock Split shall be entitled to receive, upon the surrender of the certificate or certificates representing the shares of Common Stock, at the office of the transfer agent of the Corporation in such form and accompanied by such documents, if any, as may be prescribed by such transfer agent, a new certificate or certificates representing the number of shares of Common Stock of which he or she is the record owner after giving effect to the provisions of this Article FOURTH.”

No Dissenters’ Rights

Stockholders who dissent from the Reverse Stock Split will have no appraisal rights under Delaware law or under the Company’s Certificate of Incorporation or By-Laws. There may exist other rights or actions under state law for stockholders who can demonstrate that they have been damaged by the Reverse Stock Split. Although the nature and extent of such rights or actions are uncertain and may vary depending upon facts or circumstances, stockholder challenges to corporate actions in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

Conduct of the Company’s Business after the Reverse Stock Split

The Company expects the Reverse Stock Split not to have any effect upon its business or operations, which are anticipated to continue as currently conducted except as disclosed in this Proxy Statement. The Company expects to realize time and cost savings as a result of terminating its public company status. The Company may decide not to proceed with the Reverse Stock Split as currently contemplated, or to change certain of the terms of the Reverse Stock Split, if the Board determines that abandoning, or changing the terms of, the Reverse Stock Split is in the Company’s best interest and the best interest of the Company’s stockholders. If the Company decides not to proceed with the Reverse Stock Split, the Company anticipates that it will continue to operate its business as presently conducted.

The Company plans, as a result of the Reverse Stock Split, to become a privately held company. As stated throughout this Proxy Statement, the Company believes that there are significant advantages in going private and the Company plans to avail itself of any opportunities it may have as a private company, including improving its ability to compete in the marketplace, making itself a more viable candidate with respect to a merger or acquisition transaction with any one of its competitors or entering into a joint venture or other arrangement. Although the Company currently is not pursuing any negotiations with respect to any transaction, the Company may enter into an arrangement at any time in the future.

The Company does not have any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its Board or management; to change materially its indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business. There are no plans to change any material term of any severance agreement or retention bonus plan agreement with any of the Company’s executive officers. However, the Company may engage in such a transaction in the future to the extent that management and the Board determine it to be in the interest of the Company and its stockholders.

PRICE RANGE OF COMMON STOCK; DIVIDENDS; TRADING VOLUME

The Common Stock is traded on the OTCBB. The range of high and low bid quotations for the Common Stock, as reported on the OTCBB, for each quarterly period during fiscal years 2009 and 2008 is shown below:

Fiscal Year Ended June 30, 2009
	High	Low
First Quarter (7/1/08 to 9/30/08)	$0.32	$0.16
Second Quarter (10/1/08 to 12/31/08)	0.21	0.06
Third Quarter (1/1/09 to 3/31/09)	0.08	0.05
Fourth Quarter (4/1/09 to 6/30/09)	0.12	0.06

Fiscal Year Ended June 30, 2008
First Quarter (7/1/07 to 9/30/07)	$0.25	$0.18
Second Quarter (10/1/07 to 12/31/07)	0.24	0.18
Third Quarter (1/1 /08 to 3/31/08)	0.25	0.17
Fourth Quarter (4/1/08 to 6/30/08)	0.35	0.17

As of March 12, 2010, there were 15,794,200 shares of Common Stock outstanding, held by approximately 518 holders of record. The Company has neither declared nor paid a cash dividend to date, nor does it anticipate doing so in the foreseeable future.

The average closing price of the Common Stock for the ten days ended February 4, 2010 was $0.23. The average daily trading volume during the fiscal year ended June 30, 2009 was approximately 7,600 shares of Common Stock; and the average daily volume during the ten trading days ended February 4, 2010 was 6,400 shares of Common Stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT
THE 1-FOR-1,000 REVERSE STOCK SPLIT.

PROPOSAL NO. 3

APPROVAL OF AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF
INCORPORATION TO PERMIT ACTIONS OF THE COMPANY’S STOCKHOLDERS TO BE
TAKEN BY WRITTEN CONSENT

Purpose of and Reasons for the Proposed Amendment

The Company’s Certificate of Incorporation currently requires that any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any written consent by such stockholders. The Company’s By-Laws contain similar restrictions. The Company’s Certificate of Incorporation and By-Laws relating to this provision are more restrictive than Delaware law generally allows for companies incorporated therein. Specifically, Delaware law allows for actions to be taken by stockholders by written consent if certain procedures are followed. The Company believes that amending its Certificate of Incorporation to allow for actions of the Company’s stockholders to be taken by written consent to the extent authorized by Delaware law would allow it increased flexibility to act on corporate matters as events warrant, particularly following the Reverse Stock Split.

Proposed Language Amending the Company’s Certificate of Incorporation to Permit Actions of the Company’s Stockholders to be Taken by Written Consent

Article FIFTH of the Company’s Certificate of Incorporation is proposed to be amended by deleting Section C of Article FIFTH and inserting the following:

“C.          Subject to the rights of any class or series of Preferred Stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of stockholders of the Corporation or by any consent in writing by such stockholders as authorized by Delaware law.”

The Board of the Company will amend the Company’s By-Laws to provide for stockholder action by written consent only if this amendment to the Certificate of Incorporation is approved by the stockholders.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE
AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO PERMIT
ACTIONS OF THE COMPANY’S STOCKHOLDERS TO BE TAKEN BY WRITTEN
CONSENT.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF AUDITORS

The Board has appointed the firm of Turner, Stone & Co., LLP as the Company’s independent auditors for the fiscal year ending June 30, 2010. The Board believes it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of Company’s financial controls and reporting.

A representative of Turner, Stone & Co., LLP is expected to attend the Special Meeting. The representative will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions from stockholders.

The following table sets forth the aggregate fees billed to the Company by Turner, Stone & Co., LLP for the fiscal years ended June 30, 2009 and 2008.

	Fiscal Years Ended
	June 30,
	2009	2008

Audit Fees	$59,340	$90,000
Audit Related Fees	0	0
All Other Fees	0	0
Tax Fees	5,414	5,788

Total Fees	$64,754	$95,788

Vote Not Required; Recommendation of the Board

Although not required to be submitted to the stockholders for approval, the Board believes it is appropriate to seek stockholder ratification of this appointment.

The Audit Committee has considered whether the provision of non-audit services, which relate primarily to tax consulting services rendered, is compatible with maintaining the independence of Turner, Stone & Co, LLP.  The Audit Committee concluded that performing such services does not affect the independence of Turner, Stone & Co., LLP in performing its function as the Company’s independent registered public accounting firm.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, either by approving an engagement prior to the engagement or pursuant to a pre-approval policy with respect to particular services. These services may include audit services, audit-related services, tax services and other services.  The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee when expedition of services is necessary.  The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.  All audit-related fees, tax fees and all other fees described above were approved either as part of the Company’s engagement of Turner, Stone & Co., LLP or pursuant to the pre-approval policy described above.

In order to ratify the appointment of Turner, Stone & Co., LLP as the independent registered public accounting firm of the Company for the year ending June 30, 2010, the proposal must receive at least a majority of the votes represented at the annual meeting, without regard to broker non-votes, in favor of such ratification.  The Audit Committee of the Board recommends a vote “FOR” the ratification of Turner, Stone & Co., LLP as the independent registered public accounting firm for the year ended June 30, 2010.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE
RATIFICATION OF THE APPOINTMENT OF TURNER, STONE & CO., LLP AS
INDEPENDENT AUDITORS FOR THE COMPANY FOR FISCAL YEAR 2010.

OTHER INFORMATION

Financial and Other Information Regarding the Company

You are urged to review carefully the audited financial statements of the Company for the year ended June 30, 2009, including the notes thereto, which are attached as Annex I to this Proxy Statement, and the unaudited financial statements of the Company for the quarters ended September 30, 2009 and December 31, 2009, including the notes thereto, which are attached as Annex II and Annex III, respectively, to this Proxy Statement. You are also urged to review the related discussion regarding the Company’s financial condition and results of operations set forth in the Annual Report on Form 10-K for the year ended June 30, 2009 and the Quarterly Reports on Form 10-Q for the periods ended September 30, 2009 and December 31, 2009, each of which is incorporated herein by reference. See “—Incorporation by Reference.”

In addition to the information provided in the Company’s audited financial statements and notes, certain ratios may be useful as you consider the matters set forth in this Proxy Statement. The table below sets forth the calculation for the net book value per share as of June 30, 2009, September 30, 2009 and December 31, 2009.

Net Book Value Per Share of Common Stock, as of:
	June 30, 2009 (audited)	September 30, 2009 (unaudited)	December 31, 2009 (unaudited)
Total Stockholders’ Equity	$1,953,344	$2,119,504	$1,993,444
Total Shares Outstanding	15,794,200	15,794,200	15,794,200
Net Book Value Per Share	$0.12	$0.13	$0.13

The table below sets forth the calculation for the Company’s ratio of earnings to fixed charges for the periods ended June 30, 2009, September 30, 2009 and December 31, 2009.

Ratio of Earnings to Fixed Charges, for:
	Quarters ended			Years ended
	December 31, 2009		September 30, 2009	June 30, 2009	June 30, 2008
Earnings (1)	$(117,548)		$171,519	$123,100	$731,238
Total Fixed Charges (2)	$8,513		$4,978	$19,116	$12,970
Ratio	$8,513	(3)	34.4554	6.4396	56.3792

(1)
For all periods, “earnings,” calculated in accordance with Item 503(d) of Regulation S-K, consisted entirely of pre-tax income from continuing operations before adjustment for income or loss from equity investees, plus fixed charges.

(2)	For all periods, “fixed charges,” calculated in accordance with Item 503(d) of Regulation S-K, consisted entirely of an estimate of interest within rental expense.
(3)
In accordance with Item 503(d) of Regulation S-K, the ratio for the period ended December 31, 2009 is presented as a dollar amount, rather than a numerical ratio, because the ratio as calculated would indicate less than one-to-one coverage.

Incorporation by Reference

Certain of the Company’s filings with the SEC are incorporated herein by reference. This means that the Company is referring its stockholders to information that it has filed separately with the SEC. The information incorporated by reference should be considered part of this Proxy Statement, except for any information superseded by information contained directly in this Proxy Statement.

This Proxy Statement is accompanied by and incorporates by reference the following documents, which the Company has previously filed with the SEC and which contain important information about Company and its financial condition:

●	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009

●	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009

●	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2009

●	The Company’s Schedule 13E-3

The Company will provide, without charge, to each person to whom this Proxy Statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all such additional documents. You may obtain a copy of these documents and any amendments thereto by writing to Corporate Secretary, Comtrex News Network, Inc., 625 N. Washington St., Alexandria, VA 22314.

                All documents incorporated by reference are also included in the Company’s filings with the SEC, which you can access electronically at the SEC’s website at http://www.sec.gov.

                This Proxy Statement is delivered to you as part of the information materials for the Special Meeting. This Proxy Statement does not constitute an offer to purchase or sale of the Common Stock.

Where You Can Find More Information

The Reverse Stock Split will constitute a “going private” transaction subject to Rule 13e-3 of the Exchange Act. The Company has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Reverse Stock Split. Copies of the Schedule 13E-3 are available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested stockholder of the Company, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to Corporate Secretary, Comtex News Network, Inc., 625 N. Washington St., Alexandria, VA 22314.

The Company is currently subject to the information requirements of the Exchange Act and files periodic reports, proxy statements and other information with the SEC relating to its business, financial and other matters. Such reports, proxy statements and other information, as well as the Schedule 13E-3, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at  100 F Street NE, Washington, D.C. 20549. For further information concerning the SEC’s public reference rooms, you may call the SEC at 1-800-SEC-0330. This information may also be accessed on the Internet at the SEC’s Website, http://www.sec.gov.

The Common Stock is listed on the OTCBB under the ticker symbol “CMTX.”

STOCKHOLDER PROPOSALS

The Company’s By-Laws treat annual meetings and special meetings differently with respect to stockholder proposals.

Special Meetings

Generally, only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting. However, nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Company’s notice of meeting (a) by or at the direction of the Board or (b) by any stockholder of record of the Company who is a stockholder of record at the time of giving of notice provided for in this paragraph, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth below under “—Annual Meetings.”  Nominations by stockholders of persons for election to the Board may be made at such a special meeting of stockholders if the stockholder’s notice described below under “—Annual Meetings” is delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected as such meeting.

Annual Meetings

For nominations or other business to be properly brought before an annual meeting by a stockholder, (a) the stockholder must have given timely notice thereof in writing to the Secretary of the Company, (b) such business must be a proper matter for stockholder action under Delaware law, (c) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the Company with a Solicitation Notice, such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Company’s voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice, and (d) if no Solicitation Notice relating thereto has been timely provided pursuant to this section, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this section.

To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Company not less than 90 days prior to the date of the Company’s proxy materials for the preceding year’s annual meeting of stockholders (“Proxy Statement Date”); provided, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made.

Such stockholder’s notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act, and such person’s written consent to serve as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (ii) the class and number of shares of the Company that are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) a Solicitation Notice. A “Solicitation Notice” is an affirmative statement as to whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders if, in the case of a proposal, at least the percentage of the Company’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Company’s voting shares to elect such nominee or nominees.

OTHER MATTERS

The Board knows of no other business to be acted upon at the Special Meeting other than the matters referred to in this Proxy Statement.

       By Order of the Board of Directors

       S. Amber Gordon
       Corporate Secretary
Date: April 7, 2010

ANNEX I

Audited financial statements (including notes thereto) for the year ended June 30, 2009

COMTEX NEWS NETWORK, INC.
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30
	2009	2008
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$1,376,634	$1,520,831
Investment in Marketable Securities	53,318	-
Accounts Receivable, Net of Allowance for Doubtful Accounts of $66,274 and $115,396, respectively	835,362	848,840
Prepaid Expenses	5,647	25,097

TOTAL CURRENT ASSETS	2,270,961	2,394,768

PROPERTY AND EQUIPMENT, NET	385,293	394,927
INVESTMENTS	106,426	6,426
DEPOSITS AND OTHER ASSETS	71,928	43,253

DEFERRED INCOME TAX ASSET, NET OF VALUATION
ALLOWANCE OF $1,723,021 and $1,782,909, respectively	-	-

TOTAL ASSETS	$2,834,608	$2,839,374

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts Payable and Other Accrued Expenses	$588,896	$833,175
Accrued Payroll Expenses	197,340	159,208
Deferred Revenue	95,028	20,574

TOTAL LIABILITIES	881,264	1,012,957

COMMITMENTS AND CONTINGENCIES (Note 11)

STOCKHOLDERS’ EQUITY:
Preferred Stock, $0.01 Par Value - Shares Authorized:
5,000,000: No Shares issued and outstanding	-	-
Common Stock, $0.01 Par Value - Shares Authorized:
25,000,000: Shares issued and outstanding 15,794,200 and 15,294,200, respectively	157,942	152,942
Additional Paid-In Capital	13,596,637	13,566,637
Accumulated Deficit	(11,801,235)	(11,893,162)

Total Stockholders’ Equity	1,953,344	1,826,417

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,834,608	$2,839,374

The accompanying “Notes to Consolidated Financial Statements” are an integral part of these consolidated financial statements.

COMTEX NEWS NETWORK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
	Fiscal Year Ended June 30,
	2009	2008
Revenues	$6,401,518	$7,070,366

Cost of Revenues
(including depreciation and amortization expense of
$0 and $14,154, respectively)	2,292,426	2,610,532
Gross Profit	4,109,092	4,459,834

Operating Expenses
Technical Operations and Support (inclusive of stock-based
compensation of $0 and $1,182, respectively)	1,490,641	1,384,115
Sales and Marketing (inclusive of stock-based compensation
of $0 and $1,684, respectively)	812,237	631,404
General and Administrative (inclusive of stock-based
compensation of $35,000 and $431, respectively)	1,600,300	1,625,882
Depreciation and Amortization	118,871	70,264
Total Operating Expenses	4,022,049	3,711,665

Operating Income	87,043	748,169

Other Income (Expense), Net
Interest Income	11,441	37,394
Realized and Unrealized Gain (Loss) on Marketable Securities	4,626	(65,157)
Other Income (Expense)	874	(2,138)
Total Other Income (Expense), net	16,941	(29,901)

Income Before Provision for Income Taxes	103,984	718,268

(Provision) for Federal and State Income Taxes	(35,354)	(247,367)
Tax Benefit of Net Operating Loss Carry forward	23,297	242,585

Net Income	$91,927	$713,486

Basic Earnings Per Common Share	$0.01	$0.05

Weighted Average Number of Common Shares	15,583,241	15,294,200

Diluted Earnings Per Common Share	$0.01	$0.05

Weighted Average Number of Shares Assuming Dilution	15,601,404	15,489,755

The accompanying “Notes to Consolidated Financial Statements” are an integral part of these consolidated financial statements.

COMTEX NEWS NETWORK, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Shares Outstanding
					Total
	Number of	Par	Additional	Accumulated	Stockholders’
	Shares	Value	Paid-In Capital	Deficit	Equity

Balance at June 30, 2007	15,294,200	$152,942	$13,563,340	$(12,606,648)	$1,109,634

Stock-based compensation	-	-	3,297		3,297
Net Income	-	-	-	713,486	713,486

Balance at June 30, 2008	15,294,200	152,942	13,566,637	(11,893,162)	1,826,417

Stock-based compensation	500,000	5,000	30,000	-	35,000
Net Income	-	-	-	91,927	91,927

Balance at June 30, 2009	15,794,200	$157,942	$13,596,637	$(11,801,235)	$1,953,344

The accompanying “Notes to Consolidated Financial Statements” are an integral part of these consolidated financial statements.

COMTEX NEWS NETWORK, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Fiscal Year Ended
	June 30,
	2009	2008
Cash Flows from Operating Activities:
Net Income	$91,927	$713,486
Adjustments to reconcile net income to net
cash provided by (used in) operating activities:
Depreciation and Amortization	118,871	84,418
Allowance for Doubtful Accounts	(49,122)	44,530
Realized and Unrealized (Gain) Loss on Marketable Securities	(4,626)	65,156
Stock-Based Compensation	35,000	3,297
Changes in Assets and Liabilities:
Accounts Receivable	62,600	38,284
Prepaid Expenses	19,450	(9,271)
Purchase of Marketable Securities	(48,692)	(1,258,181)
Proceeds from Sale of Marketable Securities	-	1,716,327
Deposits and Other Assets	(28,675)	-
Accounts Payable and Other Accrued Expenses	(244,279)	(80,651)
Accrued Payroll Expenses	38,132	(38,712)
Deferred Revenue	74,454	(8,231)
Net Cash Provided By Operating Activities	65,040	1,270,452

Cash Flows from Investing Activities:
Purchase of Investments	(100,000)	-
Purchase of Property and Equipment	(109,237)	(300,589)
Net Cash (Used in) Investing Activities	(209,237)	(300,589)

Cash Flows from Financing Activities:
(Decrease) in Broker Margin Account	-	(30,163)
Net Cash (Used in) Financing Activities	-	(30,163)

Net (Decrease) Increase in Cash and Cash Equivalents	(144,197)	939,700

Cash and Cash Equivalents at Beginning of Year	1,520,831	581,131
Cash and Cash Equivalents at End of Year	$1,376,634	$1,520,831

The accompanying “Notes to Consolidated Financial Statements” are an integral part of these consolidated financial statements.

COMTEX NEWS NETWORK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	THE COMPANY

Comtex News Network, Inc. (the “Company” or “Comtex”), is a leading wholesaler of electronic real-time news and content to major financial and business information distributors. Comtex enhances and standardizes news and other content received from newswire services and publishers in order to provide editorially superior and technically uniform products to its customers. The customers then package, integrate and distribute these products to their end-users. Comtex processes unique real-time news stories each day.  Processing includes adding stock ticker symbols, indexing by keyword and category, and converting the diverse publisher materials and formats received into XML, the industry standard delivery format.

Consistent with standard practice in the information aggregation industry, the Company generally has renewable long-term contractual relationships with those information providers and information distributors with which it does business. The Company generates revenues primarily from charges to distributors for the licensing of enhanced content, including CustomWires, TopNews products and publishers’ full feeds. Distributor licenses typically consist of minimum royalty commitments and fixed fees for data communications and support. Royalties are based upon the customers’ business and revenue models such that success in their chosen markets generates increasing revenues for the Company. Fees and royalties from information distributors comprise the majority of the Company’s revenues. Fees and royalties due to information providers, along with telecommunications costs and employee payroll costs, comprise the majority of the Company’s costs and expenses. During the 2009 fiscal year, Comtex formed a wholly owned subsidiary, LeGarde Capital Management LLC, whose financial results were not material to the Company’s fiscal 2009 financial performance. Intercompany transactions have been eliminated. The Company operates and reports in one segment, information services.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the general accounts of the Company and its wholly owned subsidiary, LeGarde Capital Management, LLC, which has a fiscal year end of June 30. All significant intercompany accounts, balances and transactions have been eliminated in the consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue in accordance with Staff Accounting Bulletin (SAB) 104, Revenue Recognition in Financial Statements. Information services revenues are recognized as services are rendered based on contractual terms such as usage, fixed fee, percentage of distributor revenues or other pricing models. The Company defers start-up fee revenues and recognizes revenue over the initial term of contracts for content services. Amounts received in advance are deferred and recognized over the service period.

Cash Credit Risk

The Company maintains deposits in several financial institutions. The Federal Deposit Insurance Corporation provides coverage for accounts of up to $250,000 through December 31, 2013. In addition certain funds are held in brokerage accounts which are insured by SIPC and additional private coverage totaling $1 million. At June 30, 2009, approximately $393,000 of the Company’s cash was in excess of insured limits.

Accounts Receivable

Accounts receivable are reported at their outstanding unpaid principal balances reduced by an allowance for doubtful accounts. The Company estimates doubtful accounts based on historical bad debts, factors related to specific customers’ ability to pay and current economic trends. The Company writes off accounts receivable against the allowance when a balance is determined to be uncollectible.

Research and Development

The Company conducts ongoing research and development in the areas of product enhancement and quality assurance. Such costs are expensed as incurred. Product development costs for the fiscal years ended June 30, 2009 and 2008 were approximately $67,000 and $307,000, respectively, and are included in technical operations and support in the consolidated statements of operations.

Advertising

The Company engages in advertising and promotional activities to promote its products and services. Advertising costs are expensed as incurred. Advertising costs for the fiscal years ended June 30, 2009 and 2008 were approximately $19,000 and $30,000, respectively and are included in sales and marketing in the consolidated statements of operations.

Property and Equipment

Property and equipment are stated at cost. Maintenance and repairs are charged to expense as incurred and the cost of renewals and betterments are capitalized.

Depreciation and amortization are computed using the straight-line method over the estimated lives of the related assets - five years for furniture and fixtures, computer equipment and software development and three years for purchased software. Leasehold improvements are amortized using the straight-line method over the lesser of the lease term or the estimated useful lives of the related assets.

Other Investments

In general, investments in which the Company owns less than 20% are accounted for on a cost basis, and investments in which the Company owns 20% to 50% of the voting stock or otherwise exercises significant influence over the investee would be accounted for using the equity method of accounting. During the year ended June 30, 2009, the Company purchased 500,000 shares of Series A Preferred Stock (the “Preferred Stock”) of PastFuture, Inc. (“PFI”), a privately held company which developed and maintains an advertising-based internet ‘social gadget’ website for individuals to post their evaluation and experience with new electronic devices. The shares of Preferred Stock purchased by the Company are convertible, and have a non-cumulative dividend rate of 8% calculated on the invested dollar amount. The shares represent approximately 18% of the total shares of Series A Preferred, and vote on a one to one basis with the common stockholders. The Company’s Series A shares represent approximately 4.5% of the total voting shares of PFI. In addition, a combination of the common stockholders and the Series A Preferred stockholders were granted the right to elect two directors out of a total of five. The Company’s President and CEO, Chip Brian, was elected to serve as one of these two directors. Management does not believe the Company has the ability to exercise significant influence over PFI and has accounted for its investment in the Series A Preferred shares at cost.

Software for Internal Use

The Company capitalizes certain costs incurred in the development of internal use software pursuant to the provisions of AICPA Statement of Position No. 98-1 (“SOP 98-1”), Accounting for the Costs of Computer Software for Internal Use. In accordance with SOP 98-1, the Company capitalizes internal software development costs incurred during the application development stage. Software development costs incurred prior to or subsequent to the application development stage are expensed as incurred.

Impairment of Long-Lived Assets

The Company evaluates, on a quarterly basis, long-lived assets to be held and used, including capitalized software, for impairment in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The evaluation is based on certain impairment indicators, such as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If these impairment indicators are present or other factors exist that indicate that the carrying amount of the asset may not be recoverable, then an estimate of the discounted value of expected future operating cash flows is used to determine whether the asset is recoverable and the amount of any impairment is measured as the difference between the carrying amount of the asset and its estimated fair value. The fair value is estimated using valuation techniques such as market prices for similar assets or discounted future operating cash flows.

Income Taxes

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The Company adopted FIN 48 effective July 1, 2007 and determined the adoption to have no effect on results of operations or financial position at or for the year ended June 30, 2009 or 2008. The Company will record any future penalties and tax related interest expense as a component of provision for income taxes.

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using the enacted tax rates in effect for the period in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when the Company cannot make the determination that it is more likely than not that some portion or all of the related tax asset will be realized. The effective tax rate for year ended June 30, 2009 is higher than the anticipated statutory rate because the Company records state income taxes on a cash basis.

Stock-based Compensation

Prior to fiscal year ended June 30, 2006, the Company accounted for stock-based employee compensation under the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations and provided the required pro forma disclosures under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“Statement 123”). On December 16, 2004, FASB issued SFAS No. 123(R), Share-Based Payment. SFAS No. 123(R) addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS No. 123(R) eliminates the ability to account for share-based compensation transactions using APB No. 25 and generally requires that such transactions be accounted for using a fair-value-based method. Comtex adopted this standard on its effective date, July 1, 2005.

The Company accounts for non-employee stock-based awards in which goods or services are the consideration received for the equity instruments based on the fair value of the equity instruments issued, in accordance with the Emerging Issues Task Force (“EITF”) Issue 96-18, Accounting for Equity Instruments That Are Issued To Other Than Employees For Acquiring, or in Conjunction With Selling Goods or Services.

Risks and Uncertainties

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of accounts receivable. The Company periodically performs credit evaluations of its customers’ financial condition and generally does not require collateral on accounts receivable. For the fiscal year ended June 30, 2009, two of the Company’s customers accounted for approximately 15.2% and 15.1% of gross revenues and as of June 30, 2009, the accounts receivable from these customers accounted for 20.5% and 19.2% of gross accounts receivable. For the fiscal year ended June 30, 2008, these customers accounted for approximately 16.3% and 14.8% of gross revenues. The Company maintains reserves on accounts receivable and to date credit losses have not exceeded management’s expectations.

Earnings per Common Share

Earnings per common share is presented in accordance with the provisions of SFAS No. 128, “Earnings Per Share” (“EPS”).  Basic EPS excludes dilution for potentially dilutive securities and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period.  Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock. Diluted EPS was equal to basic EPS for the fiscal year ended June 30, 2009. Diluted net income per common share for the fiscal year ended June 30, 2009 does not include the effects of options to purchase approximately 2.5 million shares as the inclusion of these options would have been anti-dilutive. Diluted EPS for the fiscal year ended June 30, 2009 does not include the effects of options to purchase approximately 2.2 million shares due to the options’ exercise prices being greater than the average market price of the Company’s common shares during the respective period.

Fair Value of Financial Instruments

Accounts receivable, accounts payable and other accrued expenses and other current assets and liabilities are carried at amounts which reasonably approximate their fair values because of the relatively short maturity of those instruments.

Financial Accounting Standards Board (FASB) Statement No. 157, Fair Value Measurements, establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under FASB Statement No. 157 are described as follows:

Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2	Inputs to the valuation methodology include:

	-	quoted prices for similar assets or liabilities in active markets;

	-	quoted prices for identical or similar assets or liabilities in inactive markets;

	-	inputs other than quoted prices that are observable for the asset or liability;
inputs that are derived principally from or corroborated by observable market data by correlation or other means.
-
If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Following is a description of the valuation methodologies used for Company assets measured at fair value.

Cash and cash equivalents: Cash and cash equivalents are stated at cost plus accrued interest, which approximate fair value. Cash equivalents are high-quality, short-term money market instruments with an original maturity of three months or less and consist of time deposits with U.S. commercial banks and money market fund investments.

Marketable securities: Marketable securities are bought and held principally for the purpose of selling them in the near term and are classified as trading securities. Trading securities are recorded at fair value, with the change in fair value during the period reported as realized and unrealized gain (loss) on marketable securities and included in earnings.

The preceding methods described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date. The following table sets forth by level, within the fair value hierarchy, the Company’s assets at fair value as of June 30, 2009:

Assets at Fair Value as of June 30, 2009

	Level 1	Level 2	Level 3	Total

Cash and cash equivalents	$1,376,634	$-	$-	$1,376,634
Marketable securities	53,318	-	-	53,318
	$1,429,952	$-	$-	$1,429,952

In February 2008, the FASB issued FSP FAS 157-2, Effective Date of FASB Statement No. 157, which delays the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized and disclosed at fair value in the financial statements on a recurring basis (as disclosed above).

Subsequent Events

In preparing the consolidated financial statements, the Company has reviewed, as determined necessary by the Company’s management, events that have occurred after June 30, 2009, up until the issuance of the financial statements, which occurred on or about September 25, 2009.

Reclassifications

For comparability, certain 2008 amounts have been reclassified, where appropriate, to conform to the financial statement presentation used in 2009.

Recent Accounting Pronouncements

During the year ended June 30, 2009, there were several new accounting pronouncements issued by FASB, the most recent of which was SFAS No. 168. The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162. Each of these pronouncements, as applicable, has been or will be adopted by the Company. Management does not believe the adoption of any of these accounting pronouncements has had or will have a material impact on the Company’s financial position or operating results.

3.	RELATED PARTY TRANSACTIONS

None.

4.	MARKETABLE SECURITIES

At June 30, 2009 the Company held $53,318 of marketable securities, and realized gains for the fiscal year were $4,626. The Company held no marketable securities at June 30, 2008 and recorded a realized loss of $65,156 in 2008. Realized gains and losses are determined based on the specific identification method.

5.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at June 30:

	2009	2008

Computer Equipment	$1,668,319	$1,636,159
Furniture and Fixtures	97,503	64,868
Purchased Software and Software Development	2,533,931	2,532,309
Leasehold Improvements	42,820
Other Equipment	8,499	8,499
	4,351,072	4,241,835
Less Accumulated Depreciation and Amortization	(3,965,779)	(3,846,908)
Property and Equipment, Net	$385,293	$394,927

6.	BANK FINANCING AGREEMENT

In December 2003, the Company entered into an Accounts Receivable Purchase Agreement with a bank (the “Financing Agreement”), which provides for a revolving line of credit of up to $1 million collateralized by the Company’s accounts receivable. At June 30, 2009, no amount was due to the bank for advances under the Financing Agreement. The outstanding agreement provides for total available credit of $800,000, with interest at prime plus one or two percent depending on the credit worthiness of the customer. This facility expires on December 24, 2009.

7.             INCOME TAXES

Income taxes included in the Consolidated Statements of Operations consist principally of state income taxes and local franchise taxes. The tax provision differs from the amounts computed using the statutory federal income tax rate as follows:

	2009	2008
Provision at statutory federal income tax rate	34.0%	34.0%

Benefit of NOL	(34.0)%	(34.0)%
Provision - state income tax	11.6%	4.0%
Permanent items	9.6%	1.1%
Other adjustments	0.0%	1.5%
Other Change in valuation allowance	(9.6)%	(5.5)%
Effective income tax rate	11.6%	1.1%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes.

Significant components of the deferred tax assets and liabilities as of June 30, 2009 and 2008, were as follows:

	2009	2008
Deferred tax assets:
Depreciation	$201,464	$166,282
Net operating loss carryforwards	1,053,196	1,190,474
Allowance for bad debts	25,184	43,851
Options to executives	324,851	311,550
Accruals	57,425	38,172
AMT credit carryforwards	3,605	5,180
Capital loss carryforwards	25,642	27,400
Charitable contributions	31,654	-
Total deferred tax assets	$1,723,021	$1,782,909

Less: Valuation allowance	(1,723,021)	(1,782,909)

Net deferred tax asset (liability)	$-	$-

The Company has a net operating loss (“NOL”) carryforward available to offset future taxable income of approximately $2,772,000 as of June 30, 2009. The net change in valuation allowance during 2009 was a decrease of approximately $60,000. The NOL’s expire in the years 2021 through 2024. Utilization of these net operating losses may be subject to limitations in the event of significant changes in stock ownership of the Company.

In assessing the realizability of its net deferred tax assets, management considers whether it is more likely than not that some portion or all of the net deferred tax assets are realizable. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. As of June 30, 2009, the Company provided a full valuation allowance of approximately $1,723,000 against its net deferred tax assets.

8.             STOCK OPTION PLANS

The Company’s 2003 Incentive Stock Plan (the “2003 Plan”) and 1995 Stock Option Plan (the “1995 Plan”) provide for both incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified stock options to purchase shares by key employees, consultants and directors of the Company. The 1995 Plan expired on October 12, 2005 and the Company will no longer grant options under its provisions. At this time, the Company has not replaced the 1995 Plan and does not intend to do so. The exercise price of an incentive stock option is required to be at least equal to 100% of the fair market value of the Company’s common stock on the date of grant (110% of the fair market value in the case of options granted to employees who are 10% shareholders). The exercise price of a non-qualified stock option is required to be not less than the par value, nor greater than the fair market value, of a share of the Company’s common stock on the date of the grant. The term of an incentive or non-qualified stock option may not exceed ten years (five years in the case of an incentive stock option granted to a 10% stockholder), and options generally vest within three years of issuance.

Effective July 1, 2005, the Company adopted Statement 123(R), which requires the measurement and recognition of compensation expense for all stock-based payments made to employees, including employee stock option, performance share, performance unit, restricted stock and restricted unit awards based on estimated fair value. The Company previously applied the provisions of APB 25 and related interpretations and provided the required pro forma disclosures under Statement 123.

The Company is using the modified prospective transition method. Under this method, compensation cost recognized for the fiscal years ended June 30, 2009 and 2008 includes: (a) compensation costs for all share based payments granted prior to, but not yet vested as of July 1, 2005, based on grant-date fair value estimated in accordance with the original provisions of Statement 123, and (b) compensation cost for all share-based payments granted subsequent to July 1, 2005, based on the grant-date fair value estimated in accordance with the provisions of 123(R). Results for prior periods have not been restated. As a result of adopting Statement 123(R) on July 1, 2005, the Company’s income before income taxes and net income for the fiscal years ended June 30, 2009 and 2008 was $0 and $3,297, respectively, lower than if it had continued to account for share-based compensation under APB Opinion 25. Basic earnings per share would have been $0.01 and $0.05 for the fiscal years ended June 30, 2009 and 2008, had the Company not adopted SFAS 123(R) compared to $0.01 and $0.05, respectively, for basic income per share with the adoption. The adoption of Statement 123(R) had no effect on cash flow from operations and cash flow from financing activities for the years ended June 30, 2009 and 2008.

Information with respect to stock options under the 2003 and 1995 Plans is as follows:

	2009		2008
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price

Outstanding at beginning of year	3,248,126	$0.30	3,265,259	$0.30
Granted	-	-	-	-
Reinstated	-	-	-	-

Exercised	-	-	-	-
Expired/	(765,666)	0.34	(17,133)	0.25
Forfeited
Outstanding at end of year	2,482,460	0.30	3,248,126	0.30
Options exercisable at end of year	2,482,460	0.29	3,248,126	0.30
Weighted average fair value of options granted	$-		$-

The following table summarizes information about the stock options outstanding at June 30, 2009:

Outstanding				Exercisable
Exercise Price	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (years)	Number of Shares	Weighted- Average Exercise Price
$0.10-0.63	2,443,460	$0.25	5.2	2,443,460	$0.25
$1.50-1.81	19,500	$1.65	0.8	19,500	$1.65
$2.05-4.88	19,500	$3.04	0.9	19,500	$3.04
	2,482,460			2,482,460

As of June 30, 2009, 2,482,460 stock option grants had vested. Of this total, 1,636,560 were granted prior to July 1, 2005, and 845,900 were granted subsequent to July 1, 2005. In the fiscal year ended June 30, 2009, no options were exercised. The weighted average remaining contractual term for stock options that were outstanding as of June 30, 2009 was approximately 5.2 years.

In the fiscal years ended June 30, 2009 and June 30, 2008, the Company did not issue any stock options.

As of June 30, 2009, the Company had one share-based plan, which is described above. The 1995 plan expired as of October 12, 2005. The compensation cost charged against income for this plan for fiscal years ended June 30, 2009 and 2008 were $0 and $3,297, respectively. These amounts include (a) $0 and $7, for fiscal year 2009 and 2008, respectively, of compensation costs for all share based payments granted prior to, but not yet vested as of July 1, 2005, based on the grant-date fair value estimated in accordance with the original provisions of Statement 123, and (b) $0 and $3,290 for fiscal years 2009 and 2008, respectively, of compensation cost for all share-based payments granted subsequent to July 1, 2005, based on the grant-date fair value estimated in accordance with the provisions of 123(R). No income tax benefits are recognized in the consolidated statement of operations for share-based arrangements due to the utilization of federal and state net operating loss carryforwards.

Stock-based compensation costs are allocated in operating expense categories as follows:

	For the Year Ended June 30,
	2009	2008

Technical Operations & Support	$-	$1,182
Sales & Marketing	-	1,684
General & Administrative	35,000	431
Total Stock-based Compensation costs	$35,000	$3,297

As of June 30, 2009, there was no compensation cost related to non-vested awards.

9.             EMPLOYEE STOCK PURCHASE PLAN

In December 1997, stockholders approved the 1997 Employee Stock Purchase Plan. The Company has 600,000 shares reserved for issuance under the Plan as of June 30, 2009. The purpose of the Plan is to secure for the Company and its stockholders the benefits of the incentive inherent in the ownership of Common Stock by present and future employees of the Company. The Plan is intended to comply with the terms of Section 423 of the Internal Revenue Code of 1986, as amended, and Rule 16b-3 of the Securities Exchange Act of 1934. Under the terms of the Plan individual employees may pay up to $10,000 per calendar year for the purchase of the Company’s common shares at 85% of the determined market price.

10.           SUPPLEMENTARY CASH FLOW INFORMATION

Interest

The Company did not make any payments for interest for the fiscal years ended June 30, 2009 and 2008.

Income Taxes

The Company made payments for income taxes of approximately $12,000 and $5,000 for the fiscal years ended June 30, 2009 and 2008, respectively.

Allowance for Doubtful Accounts

The following table summarizes activity in the allowance for doubtful accounts:

	Fiscal Years Ended June 30,
	2009	2008
Beginning Balance	$115,396	$115,396
Additions – charged to operating expenses	28,950	44,530
Write-Offs	(28,950)	(44,530)
Balance Adjustment	(49,122)	-
Balance at End of Year	$66,274	$115,396

11.           COMMITMENTS AND CONTINGENCIES

The Company leases office space and certain equipment under non-cancelable operating leases that expire at various dates through April 2014. The leases require fixed escalations and payment of property taxes, insurance and maintenance costs.

The future minimum rental commitments under operating leases are as follows:

Fiscal year ending June 30,	Minimum Rental Commitments
2010	$280,725
2011	238,494
2012	130,992
2013	127,216
2014	97,790
$875,217

Rent expense, included in general and administrative expenses, under all operating leases totaled approximately $293,000 and $273,000 for the fiscal years ended June 30, 2009 and 2008, respectively.

On October 31, 2008, Comtex News Network, Inc. (the “Company”) entered into a new employment agreement (the “Agreement”) with its President and Chief Executive Officer, Mr. Chip Brian (the “Officer”). The Agreement is for a two-year term, effective October 1, 2008, and may be extended by written agreement between the parties. The Officer will receive an annual base salary of $235,000, to be increased to $250,000 on October 1, 2009. The Officer is eligible for annual and incentive bonuses, and is eligible to participate in Company-sponsored employee benefit plans.

The Officer owned an option to purchase seven hundred fifty thousand (750,000) shares of common stock of the Company the (“Option”) granted under the Company’s option plans, the exercise price of which was significantly higher than the current trading price of the Company’s shares. Pursuant to the Agreement, the Officer forfeited the Option in exchange for a grant of five hundred thousand (500,000) shares of unregistered common stock of the Company, par value $0.01 per share, effective as of December 3, 2008.

Under the Agreement, upon the Officer’s termination for any reason other than for cause or voluntarily by the Officer without good reason during the one-year period subsequent to an occurrence of a change in control (as defined in the Agreement), the Company shall pay the Officer a cash lump sum equal to the greater of his annual base salary or the remainder of the salary due for the term of the Agreement. The Agreement also contains non-competition and non-solicitation provisions.

12.           401(k) PLAN

The Company has a 401(k) plan available to all full-time employees who meet a minimum service requirement. Employee contributions are voluntary and are determined on an individual basis with a maximum annual amount equal to the maximum amount allowable under federal tax regulations. All participants are fully vested in their contributions. The 401(k) plan provides for discretionary Company contributions. The Company did not make any contributions during the fiscal years ended June 30, 2009 and 2008.

PRELIMINARY COPY

ANNEX II

Unaudited financial statements (including notes thereto) for the quarter ended September 30, 2009

COMTEX NEWS NETWORK, INC.
CONSOLIDATED BALANCE SHEETS
	September 30,	June 30,
	2009	2009
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$1,150,370	$1,376,634
Investment in Marketable Securities	587,769	53,318
Accounts Receivable, Net of Allowance for Doubtful Accounts of $66,274	854,217	835,362
Prepaid Expenses	17,059	5,647

TOTAL CURRENT ASSETS	2,609,415	2,270,961

PROPERTY AND EQUIPMENT, NET	372,462	385,293
INVESTMENTS	106,426	106,426
DEPOSITS AND OTHER ASSETS	71,928	71,928

DEFERRED INCOME TAX ASSET, NET OF VALUATION
ALLOWANCE OF $1,703,746 and $1,723,021, respectively	-	-

TOTAL ASSETS	$3,160,231	$2,834,608

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts Payable	$437,900	$376,354
Other Accrued Expenses	393,360	212,542
Accrued Payroll Expenses	100,871	197,340
Deferred Revenue	108,596	95,028

TOTAL LIABILITIES	1,040,727	881,264

COMMITMENTS AND CONTINGENCIES (Note 2)

STOCKHOLDERS’ EQUITY:
Preferred Stock, $0.01 Par Value - Shares Authorized:
5,000,000: No Shares issued and outstanding	-	-
Common Stock, $0.01 Par Value - Shares Authorized:
25,000,000: Shares issued and outstanding 15,794,200	157,942	157,942
Additional Paid-In Capital	13,596,637	13,596,637
Accumulated Deficit	(11,635,075)	(11,801,235)

Total Stockholders’ Equity	2,119,504	1,953,344

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,160,231	$2,834,608

The accompanying “Notes to Condensed Consolidated Financial Statements” are an integral part of these consolidated financial statements.

COMTEX NEWS NETWORK, INC.
CONSOLIDATED  STATEMENTS OF OPERATIONS

	Three Months Ended
	September 30,
	(unaudited)
	2009	2008
Revenues	$1,813,381	$1,662,248

Cost of Revenues	660,808	641,733
Gross Profit	1,152,573	1,020,515

Operating Expenses
Technical Operations and Support	356,479	405,009
Sales and Marketing	220,885	192,766
General and Administrative	403,443	362,156
Depreciation and Amortization	34,473	29,119
Total Operating Expenses	1,015,280	989,050

Operating Income	137,293	31,465

Other Income (Expense), Net
Interest Expense	-	-
Interest Income	711	5,543
Realized and Unrealized Gain on Marketable Securities	16,729	-
Other Income	11,807	105
Total Other Income, net	29,247	5,648

Income Before Provision for Income Taxes	166,540	37,113

(Provision) for Federal and State Income Taxes	(56,624)	(24,650)
Tax Benefit of Net Operating Loss Carry forward	56,244	12,600

Net Income	$166,160	$25,063

Basic Earnings Per Common Share	$0.01	$0.00

Weighted Average Number of Common Shares	15,794,200	15,294,200

Diluted Earnings Per Common Share	$0.01	$0.00

Weighted Average Number of Shares Assuming Dilution	15,827,608	15,562,438

The accompanying “Notes to Condensed Consolidated Financial Statements” are an integral part of these consolidated financial statements.

COMTEX NEWS NETWORK, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended September 30,
	(Unaudited)
	2009	2008
Cash Flows from Operating Activities:
Net Income	$166,160	$25,063
Adjustments to reconcile net income to net
cash provided by (used in) operating activities:
Depreciation and Amortization	34,473	29,119
Realized and Unrealized (Gain) Loss on Marketable Securities	(16,729)	-
Changes in Assets and Liabilities:
Accounts Receivable	(18,855)	78,009
Prepaid Expenses	(11,412)	5,257
(Purchase) Sale of Marketable Securities	(517,722)	-

Deposits and Other Assets
Accounts Payable and Other Accrued Expenses	242,364	(112,281)
Accrued Payroll Expenses	(96,469)	70,838
Deferred Revenue	13,568	(3,346)
Net Cash (Used in) Provided By Operating Activities	(204,622)	92,659

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(21,642)	(2,691)
Net Cash (Used in) Investing Activities	(21,642)	(2,691)

Cash Flows from Financing Activities:
Net Cash (Used in) Financing Activities	-	-

Net (Decrease) Increase in Cash and Cash Equivalents	(226,264)	89,968

Cash and Cash Equivalents at Beginning of Period	1,376,634	1,520,831
Cash and Cash Equivalents at End of Period	$1,150,370	$1,610,799

The accompanying “Notes to Condensed Consolidated Financial Statements” are an integral part of these consolidated financial statements.

PRELIMINARY COPY

COMTEX NEWS NETWORK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
September 30, 2009

Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are presented pursuant to the rules and regulations of the United States Securities and Exchange Commission in accordance with the disclosure requirements for the quarterly report on Form 10-Q and therefore do not include all of the information and footnotes required by generally accepted accounting principles for complete annual financial statements. In the opinion of Company management, the unaudited condensed consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary to fairly state the results for the interim periods presented. The condensed consolidated balance sheet as of June 30, 2009 is derived from the Company’s audited financial statements. Operating results for the three month period ended September 30, 2009 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2010. These condensed consolidated interim financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009 (“2009 Form 10-K”), filed with the Securities and Exchange Commission on September 25, 2009.

The Company’s condensed consolidated financial statements include the accounts of the Company’s wholly-owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

All references to Generally Accepted Accounting Principles (“GAAP”) are in accordance with The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles.

    Fair Value of Financial Instruments

The Company adopted fair value accounting for certain financial assets and liabilities that have been evaluated at least annually. The standard defines fair value as the price at which an asset could be exchanged in a current transaction between knowledgeable, willing parties. A liability’s fair value is defined as the amount that would be paid to transfer the liability to a new obligor, not the amount that would be paid to settle the liability with the creditor. Management has determined that it will not, at this time, adopt fair value accounting for nonfinancial assets or liabilities currently recorded in the consolidated financial statements, which includes property and equipment, investments carried at cost, deposits and other assets. Impairment analyses will be made of all assets using fair value measurements.

Assets and liabilities measured at fair value are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels, defined by generally accepted accounting principles and directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities, are as follows:

Level 1 — Unadjusted quoted prices that are available in active markets for the identical assets or liabilities at the measurement date.

Level 2 — Other observable inputs available at the measurement date, other than quoted prices included in Level 1, either directly or indirectly, including:

●	Quoted prices for similar assets or liabilities in active markets;
●	Quoted prices for identical or similar assets in non-active markets;
●	Inputs other than quoted prices that are observable for the asset or liability; and
●	Inputs that are derived principally from or corroborated by other observable market data.

Level 3 — Unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions.

Cash, accounts receivable and payable, amounts, accrued expenses and other current liabilities are carried at book value amounts which approximate fair value due to the short-term maturity of these instruments.

The following table sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of September 30, 2009, according to the valuation techniques the Company used to determine their fair values.

		Fair Value Measurement on September 30, 2009
		Quoted Price in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
		Level 1	Level 2	Level 3
Assets:
	Cash and cash equivalents	$1,150,370	$-	$-
	Marketable securities	587,769	-

		$1,738,139	$-	$-

Earnings per Share

Earnings per common share is presented in accordance with GAAP. Basic “Earnings Per Share” (“EPS”) excludes dilution for potentially dilutive securities and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period.  Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock. Diluted EPS was equal to basic EPS for the three month period ended September 30, 2009. Diluted EPS for the three month period ended September 30, 2009 does not include the effects of options to purchase approximately 2.2 million shares of the total 2.4 million options outstanding, due to the options’ exercise prices being greater than the average market price of the Company’s common shares during the period.

Income Taxes

The provision for income taxes is calculated at normal Federal and State rates for the three month periods ended September 30, 2009 and 2008.

GAAP a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The Company has determined the adoption of this principle to have no effect on the consolidated results of operations or financial position at or for the three month period ended September 30, 2009. The Company will record any future penalties and tax related interest expense as a component of provision for income taxes.

The Company accounts for current and deferred income taxes in accordance with GAAP. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using the enacted tax rates in effect for the period in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when the Company cannot make the determination that it is more likely than not that some portion or all of the related tax asset will be realized.

    Subsequent Events

In preparing the consolidated financial statements, the Company has reviewed, as determined necessary by the Company’s management, events that have occurred after September 30, 2009, up until the issuance of the financial statements, which occurred on or about November 13, 2009.

Commitments and Contingencies

The Company leases office space and certain equipment under non-cancelable operating leases that expire at various dates through March 2014. The leases require fixed escalations and payment of property taxes, insurance and maintenance costs.

The future minimum rental commitments under operating leases are as follows:

Fiscal year ending June 30,	Minimum Rental Commitments
2010	$225,312
2011	239,219
2012	130,992
2013	127,216
2014	97,790
$820,529

Rent expense, included in general and administrative expenses, under all operating leases totaled approximately $55,000 and $72,000 for the three months ended September 30, 2009 and 2008, respectively.

On October 31, 2008, Comtex News Network, Inc. entered into a new employment agreement (the “Agreement”) with its President and Chief Executive Officer, Mr. Chip Brian (the “Officer”). The Agreement is for a two-year term, effective October 1, 2008, and may be extended by written agreement between the parties. Pursuant to the Agreement, the Officer received an annual initial base salary of $235,000, which was increased to $250,000 on October 1, 2009. The Officer is eligible for annual and incentive bonuses, and is eligible to participate in Company-sponsored employee benefit plans.

The Officer owned an option to purchase seven hundred fifty thousand (750,000) shares of common stock of the Company (the”Option”) granted under the Company’s option plans, the exercise price of which was significantly higher than the current trading price of the Company’s shares. Pursuant to the Agreement, the Officer forfeited the Option in exchange for a grant of five hundred thousand (500,000) shares of unregistered common stock of the Company, par value $0.01 per share, effective as of December 3, 2008.

Under the Agreement, upon the Officer’s termination for any reason other than for cause or voluntarily by the Officer without good reason during the one-year period subsequent to an occurrence of a change in control (as defined in the Agreement), the Company shall pay the Officer a cash lump sum equal to the greater of his annual base salary or the remainder of the salary due for the term of the Agreement. The Agreement also contains non-competition and non-solicitation provisions.

PRELIMINARY COPY

ANNEX III

Unaudited financial statements (including notes thereto) for the quarter ended December 31, 2009

COMTEX NEWS NETWORK, INC.
CONSOLIDATED BALANCE SHEETS
	December 31,	June 30,
	2009	2009
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$1,169,824	$1,376,634
Investment in Marketable Securities	150,658	53,318
Accounts Receivable, Net of Allowance for Doubtful Accounts of $66,274	900,897	835,362
Prepaid Expenses	41,010	5,647

TOTAL CURRENT ASSETS	2,262,389	2,270,961

PROPERTY AND EQUIPMENT, NET	595,834	385,293
INVESTMENTS	106,426	106,426
DEPOSITS AND OTHER ASSETS	76,536	71,928

DEFERRED INCOME TAX ASSET, NET OF VALUATION
ALLOWANCE OF $1,703,746 and $1,723,021, respectively	-	-

TOTAL ASSETS	$3,041,185	$2,834,608

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts Payable	$472,951	$376,354
Other Accrued Expenses	402,269	212,542
Accrued Payroll Expenses	30,782	197,340
Deferred Revenue	141,739	95,028

TOTAL LIABILITIES	1,047,741	881,264

COMMITMENTS AND CONTINGENCIES (Note 2)

STOCKHOLDERS’ EQUITY:
Preferred Stock, $0.01 Par Value - Shares Authorized:
5,000,000: No Shares issued and outstanding	-	-
Common Stock, $0.01 Par Value - Shares Authorized:
25,000,000: Shares issued and outstanding 15,794,200	157,942	157,942
Additional Paid-In Capital	13,596,637	13,596,637
Accumulated Deficit	(11,761,135)	(11,801,235)

Total Stockholders’ Equity	1,993,444	1,953,344

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,041,185	$2,834,608

The accompanying “Notes to Condensed Consolidated Financial Statements” are an integral part of these consolidated financial statements.

III-1

Comtex News Network, Inc.
Condensed Statements of Operations
(Unaudited)

	Three months ended		Six months ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenues	$1,791,708	$1,653,364	$3,605,090	$3,315,612
Cost of Revenues	734,634	478,651	1,395,443	1,120,384
Gross Profit	1,057,074	1,174,713	2,209,647	2,195,228
Operating Expenses:
Technical Operations and Support	393,578	427,509	750,058	832,518
Sales and Marketing	324,776	207,003	545,661	399,770
General and Administrative (Inclusive of stock-based compensation of $ 0 and $35,000, for the three months ended December 31, 2009 and 2008, respectively and $0 and $35,000, for the six months ended December 31, 2009 and 2008, respectively)	448,715	468,220	852,157	830,376
Depreciation and Amortization	43,000	28,970	77,472	58,088
Total Operating Expenses	1,210,069	1,131,702	2,225,348	2,120,752
Operating (Loss) Income	(152,995)	43,011	(15,701)	74,476
Other income (expense), net:
Interest Income	170	4,021	881	9,564
Other Income	21,581	1,147	33,388	1,252
Realized and unrealized gain on marketable securities	5,183	-	21,912	-
Other Income , net	26,934	5,168	56,181	10,816
(Loss) Income Before Income Taxes	(126,061)	48,179	40,480	85,292
(Provision) for Federal and State Income Taxes	-	(17,200)	(13,763)	(41,850)
Tax Benefit of Net Operating Loss Carry forward	-	16,400	13,383	29,000
Net (Loss) Income	$(126,061)	$47,379	$40,100	$72,442

Basic (Loss) Earnings Per Common Share	$(0.01)	$0.00	$0.00	$0.00
Weighted Average Number of Common Shares	15,794,200	15,446,374	15,794,200	15,583,241

Diluted (Loss) Earnings Per Common Share		$0.00	$0.00	$0.00
Weighted Average Number of Shares Assuming Dilution	15,913,632	15,449,855	15,852,261	15,790,723

The accompanying “Notes to Condensed Consolidated Financial Statements” are an integral part of these consolidated financial statements.

III-2

COMTEX NEWS NETWORK, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	December 31,
	(Unaudited)
	2009	2008
Cash Flows from Operating Activities:
Net Income	$40,100	$72,442
Adjustments to reconcile net income to net
cash provided by (used in) operating activities:
Depreciation and Amortization	77,473	58,088
Unrealized (Gain) Loss on Marketable Securities	(8,294)	-
Stock-Based Compensation	-	35,000
Changes in Assets and Liabilities:
Accounts Receivable	(65,535)	66,563
Prepaid Expenses	(35,363)	11,551
(Purchase) Sale of Marketable Securities	(89,046)	-

Deposits and Other Assets	(4,608)
Accounts Payable and Other Accrued Expenses	88,985	(287,686)
Accrued Payroll Expenses	30,782	53,213
Deferred Revenue	46,710	(9,801)
Net Cash Provided By (Used in) Operating Activities	81,204	(630)

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(288,014)	(15,130)
Net Cash (Used in) Investing Activities	(288,014)	(15,130)

Cash Flows from Financing Activities:
Net Cash (Used in) Financing Activities	-	-

Net (Decrease) Increase in Cash and Cash Equivalents	(206,810)	(15,760)

Cash and Cash Equivalents at Beginning of Period	1,376,634	1,520,831
Cash and Cash Equivalents at End of Period	$1,169,824	$1,505,071

The accompanying “Notes to Condensed Consolidated Financial Statements” are an integral part of these consolidated financial statements.

III-3

COMTEX NEWS NETWORK, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
December 31, 2009

Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are presented pursuant to the rules and regulations of the United States Securities and Exchange Commission in accordance with the disclosure requirements for the quarterly report on Form 10-Q and therefore do not include all of the information and footnotes required by generally accepted accounting principles for complete annual financial statements. In the opinion of Company management, the unaudited condensed consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary to fairly state the results for the interim periods presented. The condensed consolidated balance sheet as of June 30, 2009 is derived from the Company’s audited financial statements. Operating results for the three and six month periods ended December 31, 2009 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2010. These condensed consolidated interim financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009 (“2009 Form 10-K”), filed with the Securities and Exchange Commission on September 25, 2009.

The Company’s condensed consolidated financial statements include the accounts of the Company’s wholly-owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

All references to Generally Accepted Accounting Principles (“GAAP”) are in accordance with the FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles.

    Fair Value of Financial Instruments

The Company adopted fair value accounting for certain financial assets and liabilities that have been evaluated at least annually. The standard defines fair value as the price at which an asset could be exchanged in a current transaction between knowledgeable, willing parties. A liability’s fair value is defined as the amount that would be paid to transfer the liability to a new obligor, not the amount that would be paid to settle the liability with the creditor. Management has determined that it will not, at this time, adopt fair value accounting for nonfinancial assets or liabilities currently recorded in the consolidated financial statements, which includes property and equipment, investments carried at cost, deposits and other assets. Impairment analyses will be made of all assets using fair value measurements.

Assets and liabilities measured at fair value are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels, defined by generally accepted accounting principles and directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities, are as follows:

Level 1 — Unadjusted quoted prices that are available in active markets for the identical assets or liabilities at the measurement date.

Level 2 — Other observable inputs available at the measurement date, other than quoted prices included in Level 1, either directly or indirectly, including:

●	Quoted prices for similar assets or liabilities in active markets;
●	Quoted prices for identical or similar assets in non-active markets;
●	Inputs other than quoted prices that are observable for the asset or liability; and
●	Inputs that are derived principally from or corroborated by other observable market data.

Level 3 — Unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions.

III-4

Cash, accounts receivable and payable, accrued expenses and other current liabilities are carried at book value, which approximates fair value due to the short-term maturity of these instruments.

The following table sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2009, according to the valuation techniques the Company used to determine their fair values.

		Fair Value Measurement on September 30, 2009
		Quoted Price in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
		Level 1	Level 2	Level 3
Assets:
	Cash and cash equivalents	$1,169,824	$-	$-
	Marketable securities	150,658	-

		$1,320,482	$-	$-

Earnings per Share

Earnings per common share is presented in accordance with GAAP. Basic “Earnings Per Share” (“EPS”) excludes dilution for potentially dilutive securities and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period.  Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock. Diluted EPS was equal to basic EPS for the three and six month periods ended December 31, 2009 and 2008. Diluted EPS for the six month period ended December 31, 2009 does not include the effects of options to purchase approximately 1.5 million shares of the total 2.5 million options outstanding, due to the options’ exercise prices being greater than the average market price of the Company’s common shares during the period.

Income Taxes

The provision for income taxes is calculated at normal Federal and State rates for the three and six month periods ended December 31, 2009 and 2008.

GAAP prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The Company has determined the adoption of this principle to have no effect on the consolidated results of operations or financial position at or for the three and six month periods ended December 31, 2009. The Company will record any future penalties and tax related interest expense as a component of provision for income taxes.

The Company accounts for current and deferred income taxes in accordance with GAAP. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using the enacted tax rates in effect for the period in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when the Company cannot make the determination that it is more likely than not that some portion or all of the related tax asset will be realized.

     Subsequent Events

In preparing the consolidated financial statements, the Company has reviewed, as determined necessary by the Company’s management, events that have occurred after December 31, 2009, up until the issuance of the financial statements, which occurred on or about February 16, 2010.

On February 5, 2010, the Company filed a preliminary proxy statement on Schedule 14A and a transaction statement on Schedule 13E-3 pursuant to Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding (i) the election of six directors to the Company’s Board of Directors; (ii) a proposal to approve amendments to the Company’s Certificate of Incorporation which would (a) effect a reverse stock split pursuant to which each 1,000 shares of the Company’s outstanding common stock, par value $0.01 (“Common Stock”), will be converted into one share of Common Stock (with shareholders owning less than one share of Common Stock after giving effect to the reverse stock split receiving a cash payment of $0.29 per share) (the “Reverse Stock Split”), (b) reduce the number of authorized shares of Common Stock, and (c) permit actions of the Company’s stockholders to be taken by written consent; and (iii) the ratification of the appointment of Turner, Stone & Co., LLP as the Company’s independent auditors.  The purpose of the Reverse Stock Split is to reduce the number of stockholders of record of the Company to fewer than 500, which will allow the Company to terminate the registration of the Common Stock under the Exchange Act, thereby suspending the Company’s duty to file periodic reports with the SEC under the Exchange Act.

III-5

If the Reverse Stock Split is approved by the Company’s stockholders and completed, the Company intends to file a notice of termination of registration of the Common Stock under the Exchange Act as soon as practicable thereafter. Upon termination of the Company’s periodic reporting obligations under the Exchange Act, the Common Stock may be eligible for listing and trading in the Pink Sheets® (a centralized quotation service that collects and publishes market maker quotations for securities). However, the completion of the Reverse Stock Split and the deregistration of the Common Stock under the Exchange Act will likely cause the trading market for shares of the Common Stock to be substantially reduced or eliminated. The preliminary proxy statement on Schedule 14A and the transaction statement on Schedule 13E-3 filed by the Company with the SEC on February 5, 2010, which both contain additional information regarding the Reverse Stock Split, are hereby incorporated by reference into this Form 10-Q.

Commitments and Contingencies

The Company leases office space and certain equipment under non-cancelable operating leases that expire at various dates through March 2014. The leases require fixed escalations and payment of property taxes, insurance and maintenance costs.

The future minimum rental commitments under operating leases are as follows:

Fiscal year ending June 30,	Minimum Rental Commitments
2010	$150,781
2011	239,219
2012	130,992
2013	127,216
2014	97,790
$745,998

Rent expense, included in general and administrative expenses, under all operating leases totaled approximately $127,000 and $146,000 for the six months ended December 31, 2009 and 2008, respectively.

On October 31, 2008, Comtex News Network, Inc. entered into a new employment agreement (the “Agreement”) with its President and Chief Executive Officer, Mr. Chip Brian (the “Officer”). The Agreement is for a two-year term, effective October 1, 2008, and may be extended by written agreement between the parties. Pursuant to the Agreement, the Officer received an annual initial base salary of $235,000, which was increased to $250,000 on October 1, 2009. The Officer is eligible for annual and incentive bonuses, and is eligible to participate in Company-sponsored employee benefit plans.

The Officer owned an option to purchase seven hundred fifty thousand (750,000) shares of common stock of the Company (the “Option”) granted under the Company’s option plans, the exercise price of which was significantly higher than the current trading price of the Company’s shares. Pursuant to the Agreement, the Officer forfeited the Option in exchange for a grant of five hundred thousand (500,000) shares of unregistered common stock of the Company, par value $0.01 per share, effective as of December 3, 2008.

III-6

Under the Agreement, upon the Officer’s termination for any reason other than for cause or voluntarily by the Officer without good reason during the one-year period subsequent to an occurrence of a change in control (as defined in the Agreement), the Company shall pay the Officer a cash lump sum equal to the greater of his annual base salary or the remainder of the salary due for the term of the Agreement. The Agreement also contains non-competition and non-solicitation provisions.

III-7

REVOCABLE PROXY

COMTEX NEWS NETWORK, INC.

SPECIAL MEETING OF STOCKHOLDERS

June 2, 2010

The undersigned hereby appoints A. Guthrie Paterson and S. Amber Gordon, the General Counsel and Corporate Secretary, respectively, of Comtex News Network, Inc. (the “Company”), with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), that the undersigned is entitled to vote at the Special Meeting of Stockholders (“Special Meeting”) to be held at the Sheraton National Hotel, 900 South Orme Street, Arlington, Virginia 22204, at 11:00 a.m., local time, on June 2, 2010.  The proxies are, and each of them is, authorized to cast all votes to which the undersigned is entitled as follows:

		FOR	VOTE WITHHELD
1.
The election as directors of the nominees listed below (except as marked to the contrary below) for terms expiring at the 2013 Annual Meeting of Stockholders and until their respective successors have been elected and qualified:

Chip Brian
Pieter VanBennekom

INSTRUCTION: To withhold your vote for any individual nominee, mark “Vote Withheld” and write that nominee’s name on the space provided.
			

		FOR	AGAINST	ABSTAIN
2.	The approval of an amendment to the Company’s Certificate of Incorporation to effect a 1-for-1,000 reverse stock split.			
		FOR	AGAINST	ABSTAIN
3.	The approval of an amendment to the Company’s Certificate of Incorporation to permit stockholder actions by written consent.			
		FOR	AGAINST	ABSTAIN
4.	The ratification of the appointment of Turner, Stone & Co., LLP as the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2010.			

The Company’s Board of Directors recommends a vote “FOR” each of the above-listed proposals.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS STATED ABOVE.  IF ANY OTHER BUSINESS IS PRESENTED AT THE SPECIAL MEETING, THIS PROXY WILL BE VOTED BY THE PROXIES NAMED HEREIN AS DIRECTED BY THE BOARD OF DIRECTORS.  AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE SPECIAL MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the Special Meeting or at any adjournment thereof and after notification to the Corporate Secretary of the Company at the Special Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.  This proxy may also be revoked by sending written notice to the Corporate Secretary of the Company at the address set forth on the Notice of Special Meeting of Stockholders, or by the filing of a later dated proxy prior to a vote being taken on the proposals at the Special Meeting.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of the Notice of Special Meeting of Stockholders, a Proxy Statement, dated April 7, 2010, the Schedule 13E-3, audited financial statements of the Company for the fiscal year ended June 30, 2009, and unaudited financial statements of the Company for the fiscal quarters ended September 30, 2009 and December 31, 2009.

Dated: _________________, 2010	☐ Check Box if You Plan to Attend the Special Meeting

PRINT NAME OF STOCKHOLDER	PRINT NAME OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER	SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears on this card.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If shares are held jointly, each stockholder should sign.

Please complete and date this proxy and return it promptly
 in the enclosed postage-prepaid envelope.